UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Clear Channel Outdoor Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Clear Channel Outdoor

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Clear Channel

CLEAR CHANNEL
041582

A LETTER FROM OUR CEO AND INDEPENDENT CHAIR OF OUR BOARD

Dear Fellow Stockholders:

On behalf of Clear Channel Outdoor Holdings, Inc.’s Board of Directors, it is our pleasure to invite you to our annual meeting of stockholders.

It is the first time we write to you as a leadership team after Scott assumed the position of President and Chief Executive Officer on January 1, 2022. We look forward to a fruitful partnership in the coming years as we build on our strong foundation and pursue new growth and market opportunities.

We would like to express our immense gratitude to William Eccleshare for his years of service to Clear Channel Outdoor, and we appreciate his continued engagement as the Executive Vice Chairman of our Board of Directors.

While 2021 brought its own share of challenges, it was also a year of recovery and resilience. The steps that we took in 2020 to adjust to the impacts of the COVID-19 pandemic positioned us well to return to growth in 2021, and the lessons learned from this uncertain time will only strengthen our organization in the future. With the support of our Board of Directors and talented team of employees, we remain focused on pursuing our ongoing priorities of revenue expansion, strengthening our balance sheet, free cash flow generation and investments in profitable growth.

Thank you for your continued support and confidence in Clear Channel Outdoor. We hope you will join us for our Annual Meeting webcast on May 4, 2022.

Sincerely,

Scott R. Wells	W. Benjamin Moreland
Chief Executive Officer and Director	Chair of the Board of Directors

NOTICE OF

2022

ANNUAL

MEETING OF

STOCKHOLDERS

AND

PROXY

STATEMENT

Wednesday, May 4, 2022

9:00 a.m. Eastern Time

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice that the annual meeting of stockholders of Clear Channel Outdoor will be held by means of a live webcast, at meetnow.global/MKGDU6F, on May 4, 2022 at 9:00 a.m. Eastern Time for the following purposes:

1.	to elect Thomas C. King, W. Benjamin Moreland and Jinhy Yoon to serve as directors for a one-year term;

2.	to approve an advisory resolution on executive compensation;

3.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2022; and

4.	to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 8, 2022 are entitled to notice of, and to vote at, the annual meeting.

If you plan to attend the annual meeting, please follow the voting and registration instructions set forth in the accompanying proxy statement.

Your attention is directed to the accompanying proxy statement. In addition, although mere participation in the annual meeting will not revoke your proxy, if you participate in the annual meeting webcast, you may revoke your proxy and vote during the meeting. To ensure that your shares are represented at the annual meeting, please submit your vote by Internet, telephone or mail, whether or not you plan to attend the annual meeting.

By Order of the Board of Directors:

Lynn A. Feldman

Executive Vice President, General Counsel and Secretary

San Antonio, Texas

March 16, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 4, 2022

The Proxy Statement and Annual Report are available at:
www.envisionreports.com/cco

Notice and Proxy Statement 2022

Proxy Statement Summary

This summary highlights information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

2022 Annual Meeting Information

Date and Time: Wednesday, May 4, 2022 at 9:00 a.m. Eastern Time	Location: meetnow.global/MKGDU6F	Record Date: March 8, 2022	Proxy Mail Date: On or about March 23, 2022

HOW TO VOTE

By Internet: Visit the website listed on your proxy card	By Phone: Call the telephone number on your proxy card	By Mail: Sign, date and return your proxy card in the enclosed envelope	During the Annual Meeting: Participate in the Annual Meeting webcast

Voting:	Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	Admission to the annual meeting is limited to stockholders as of the record date. If you plan to attend the annual meeting, please follow the registration instructions set forth in this proxy statement.

ANNUAL MEETING AGENDA AND VOTE RECOMMENDATIONS

Matter		Board Vote Recommendation	Page Reference (for more details)
Proposal 1	Election of Directors	FOR	19
Proposal 2	Advisory Resolution on Executive Compensation	FOR	73
Proposal 3	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2022	FOR	74

In this Proxy Statement, “we”, “our”, “us”, “Clear Channel Outdoor” and the “Company” refer to Clear Channel Outdoor Holdings, Inc., and the “annual meeting” refers to the 2022 Annual Meeting of Stockholders. We will begin mailing this Proxy Statement and form of proxy card to stockholders on or about March 23, 2022.

2021 BUSINESS HIGHLIGHTS

Over 1,500 Digital Billboards part of Over 4,000 Digital Displays in the U.S.		Over 17,500 Digital Displays in Europe
Deployed 90 Digital Billboards in the U.S. in 2021 TOTAL DIGITAL DISPLAY REVENUE ACCOUNTS FOR 35% OF AMERICAS REVENUE	DIGITAL COVERAGE IN ALL TOP 20 DMAs	Deployed 1,355 Digital Displays in Europe in 2021 ACCOUNTS FOR 35% OF EUROPE REVENUE

STRONG EXECUTION AND IMPROVING RESULTS	COMMITMENT TO DRIVING PROFITABLE GROWTH AND STRENGTHENING OUR BALANCE SHEET	WELL-POSITIONED TO DELIVER IMPROVED RESULTS IN 2022

-  Completed smooth transition to new CEO with support of united team focused on pursuing clear vision.

-  Strengthened our relationships with our advertising partners and continued to invest in our digital transformation.

-  Navigated impacts of the COVID-19 pandemic and delivered improved results with each passing quarter, culminating in our strong fourth quarter performance.

-  Maintained healthy liquidity position and focus on expense management.

-  Refinanced our 9.25% Senior Notes and repaid the $130 million outstanding balance under our revolving credit facility.

-  Evaluating strategic alternatives for our European business as part of our focus on optimizing our portfolio.

-  The outdoor advertising industry has returned to growth, and we believe we can grow revenue in excess of real GDP and traditional media as a result of our business transformation efforts.

-  Focused on continuing to execute strategic roadmap, including accelerating our digital transformation, improving customer-centricity and driving executional excellence.

-  The pool of potential advertising partners we can pursue is growing as we leverage our platform investments to serve them in new and innovative ways.

ii Notice and Proxy Statement 2022

DIRECTOR NOMINEES

Below is information about each of our director nominees:

Name	Age		Independent Director	Committee Memberships
Thomas C. King	61	Operating Partner at Atlas Merchant Capital	✓	CC
W. Benjamin Moreland	58	Director at Crown Castle International Corp.	✓	None
Jinhy Yoon	50	Executive Vice President, Credit Research at PIMCO		None

CC = Compensation Committee

CORPORATE GOVERNANCE HIGHLIGHTS

The Board of Directors (the “Board”) of Clear Channel Outdoor believes that good governance is key to achieving long-term stockholder value and that the Company’s long-term success requires the Company’s commitment to a robust framework of guidelines and practices that serve the best interests of the Company and all of our stockholders. Below are some key highlights of our corporate governance framework:

Board Practices

✓  7 out of 10 of our directors are independent.

✓  The Board is led by an independent, non-executive Chair.

✓  Commencing with our 2023 annual meeting, all of our directors will be elected annually.

✓  All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined by the NYSE listing standards and applicable SEC rules.

✓  Each Board committee operates under a written charter that has been approved by the Board and is reviewed annually.

✓  The Board conducts periodic executive sessions, where non-executive directors meet without management.

✓  The Nominating and Corporate Governance Committee oversees an annual self-evaluation process for the Board and each standing committee of the Board and is responsible for proposing any modification or alterations to Board or committee practices or procedures.

Compensation Practices

✓  Robust annual risk assessment of executive compensation programs, policies and practices.

✓  Comprehensive cash and equity claw-back policy for senior executives.

✓  Significant stock ownership requirements for senior executives and directors.

Stockholder Matters

✓  Robust stockholder engagement.

✓  Annual Say-on-Pay voting.

✓  Rights Plan in effect will expire on April 15, 2022.

Other Governance Practices

✓  Our Code of Business Conduct and Ethics, which applies to all employees, as well as all officers and all directors, reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability.

✓  We have made a strong commitment to Corporate Social Responsibility and strengthening the Company’s Environmental, Social and Governance (“ESG”) program. For more details, please see our 2021 ESG Report, which is available on our website at www.investor.clearchannel.com.

Notice and Proxy Statement 2022 iii

CORPORATE SOCIAL RESPONSIBILITY AND ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

Clear Channel Outdoor’s Board and management team are committed to the Company’s guiding principle of making a difference in the communities we serve.

Despite the worldwide health and socio-economic crises we faced in 2020 and 2021, we remain determined to serve stakeholders, cities and citizens worldwide in a way that anchors ESG within our business model and demonstrates that, with preparation and commitment, we believe that combining digital transformation, economic growth and sustainable business is increasingly possible. Our commitment to Creating a Better World through our People-Powered Platform has developed through 2020, when we published our Human Rights Policy and launched our Global Environment Program; 2021, when we joined the UN Global Compact and completed Life Cycle Assessments of several key products; and will continue into 2022, when we plan to provide expanded carbon emission reporting through the Carbon Disclosure Project and analyze the environmental data we have collected through divisional materiality assessments (in line with the Global Reporting Initiative).

In 2021, Clear Channel Outdoor produced its first ESG Report, which details how we strive to behave ethically and responsibly as a company, an employer and a business partner and how we endeavor to use our resources and products to drive meaningful change. Please see our 2021 ESG Report, which is available on Clear Channel Outdoor’s website at www.investor.clearchannel.com. Neither our 2021 ESG Report nor our website is a part of, or incorporated by reference into, this proxy statement.

We believe addressing the challenges that affect people’s daily lives is critical for influencing greater societal change. In furtherance of our goal to drive change, we donate public service advertising on an annual basis to non-profit and governmental organizations for their use in communicating information that is intended to positively affect the lives of those within our communities. In addition, our support extends to both local and national organizations as we intend to help:

•	improve health and public safety;

•	ensure a sustainable environment;

•	promote arts, education and cultural diversity; and

•	support market-by-market advertising standards.

iv Notice and Proxy Statement 2022

This collaboration works to inspire citizens to make a difference within their own communities and helps us to meet our commitment to being a responsible business that creates value for our clients, our communities, our people and, ultimately, our stockholders.

Health and Safety Highlights

We aid non-profits and law enforcement agencies as they make our communities safer.

•  Since 2007, we have partnered with federal and local law enforcement, which has led to the direct apprehension of fugitives.

•  Since 2013, we have partnered with Polaris to combat human trafficking with campaigns in cities across America.

•  We use our billboards to communicate emergency information to the mass public instantly. As examples, we use media across America to help recover abducted children through the distribution of AMBER alerts and continue to run public health messages during the COVID-19 pandemic encouraging health and safety measures.

•  Since 2017, Clear Channel Scandinavia has used its platform and presence to assist homeless persons in finding shelter on cold nights.

•  In 2021, the Health Promotion Board in Singapore launched its third season of the National Steps Challenge, with part of its campaign utilizing our out-of-home advertising platforms to, firstly, raise island-wide awareness and, secondly, encourage commuters to adopt a healthier lifestyle.

•  In 2021, we partnered with No Kid Hungry to launch a U.S. nationwide digital billboard campaign to help connect kids to the food they need during the holiday season.

•  In 2021, we continued to partner with the Texas Center for the Missing to raise awareness about local missing children in four major Texas markets: Houston, Dallas, San Antonio and El Paso. Three children featured in our Texas campaigns were returned home safely.

Arts, Education and Diversity Highlights

As an ethical business, we are delighted to help address critical issues affecting the communities we serve, such as education and literacy and music and art.

•  We have an ongoing partnership with The Female Quotient, an organization committed to advancing gender equality in the workplace.

•  In 2021, we continued to partner with the National League of Cities, the National Summer Learning Association and the Afterschool Alliance for the annual Lights on Afterschool rally to highlight the critical need for afterschool programs.

•  In 2021, we supported World AIDS Day across our nationwide digital network.

•  In 2021, Clear Channel France continued its work for people with disabilities with the Perce-Neige Foundation by supporting its campaigns, running joint virtual sessions for our employees and launching the Sharing Factory program. Our French team also partnered with the H’Up awards for entrepreneurs with disabilities and supported the #Wethe15 global campaign, calling for the rights of disabled people to be better recognized.

•  In 2021, we took our celebration of LGBT Pride, in partnership with Spotify, international for the month of June.

Advertising Standards Highlights

We remain committed to delivering our advertisers’ messages to the consumer. This requires both a defense of free speech and a sensitivity to contemporary standards and concerns. We recognize the need to balance these demands and adhere to a high standard of advertising.

•  We have established exclusionary zones, which prohibit advertisements of all products illegal for sale to minors.

•  We continue our traditional commitment at both the national and local levels to display public service messages for certain community causes.

•  We encourage diversity of advertised goods and services in all markets.

•  We continue to assert the right to reject creative content that is misleading, sexually explicit or overly suggestive or that in any way negatively reflects upon the character, integrity or standing of any organization or individual.

Notice and Proxy Statement 2022 v

Commitment to Environmental Sustainability

We are focused on operating our business in ways that minimize the potential for causing harm to the environment, and as part of our Global Environmental Program, we are committed to Carbon Net Zero by 2050 (with many of our business units on target to reach this goal by 2030) and are committed to employing ecologically friendly materials and operational procedures.

•

100% of our posters and bulletins across the U.S. are made from recyclable Polyethylene Substrates. We converted over 98% of our illuminated display panels and over 75% of our illuminated transit shelter displays in the U.S. to LED lighting, decreasing energy consumption by more than 60% across a three-year period, and are working toward full conversion in 2022.

•	In 2021, Clear Channel United Kingdom diverted 99.7% of waste from landfill.

•	Up to 98% of our U.S. digital billboard components are recyclable.

•	Our UK and Belgian businesses became carbon neutral in 2021.

•	35% of our business by revenue is certified or benchmarked against ISO 14001 standards, and continued adoption of this standard is a goal of our Global Environmental Program.

•	Clear Channel Europe is committed to purchasing 100% renewable electricity in all new contracts from 2021 onwards to reduce our Scope 2 emissions.

In 2021, all business units across Clear Channel Outdoor came together to run our most substantial global campaign to date, offering free advertising space on our digital panels and billboards worldwide to Conservation International. The “Hear me while you can” campaign aimed to ensure that nature was heard at COP26 and to inspire world leaders, delegates and people around the world to understand what will be lost if we fail to protect nature.

Ethics and Compliance

Clear Channel Outdoor is committed to maintaining the highest standards of compliance, ethics, honesty, openness and accountability in our business operations. We maintain a Code of Business Conduct & Ethics (the “Code”) that sets forth standards for our officers, directors, employees, interns, contractors and agents throughout our corporate structure. Training on the Code is mandatory upon commencement of employment by Clear Channel Outdoor, and we require completion of additional trainings covering certain topics contained in the Code on a periodic basis. Highlights from our Code, and its underlying policies and procedures, include:

•	No-Retaliation Policy for anyone who, acting in good faith, notifies us of a possible violation of the Code, our policies or the law.

•	Human Rights Policy that sets forth our commitment to human rights and labor protections across all of our operations—and the expectation that our business partners uphold the same standards.

•

Anti-Corruption Policy that prohibits offering, attempting to offer, authorizing or promising any bribe or kickback for the purpose of obtaining or retaining business or an unfair advantage; imposes restrictions on government official interaction; and seeks to mitigate risk in our gifts, entertainment and travel approval processes.

•	Due Diligence procedures and contractual provisions, mitigating risk areas in our supply chain, including bribery and corruption, sanctions breaches and human rights matters.

•	Conflict of Interest Policy that requires the disclosure of matters that could potentially lead to a conflict of interest through an independent approval process.

•	Supplier Code of Conduct and contractual clauses used across our business, requiring key suppliers to operate at a high ethical standard.

•

We set standards and controls across the Company relating to corporate social responsibility, financial and economic crime controls, transparency, integrity and the mitigation of compliance risk, and we require that our leaders regularly report fraud risk and adhere to the standards that we set. We reflect our understanding of compliance risk through regular risk assessment, audit and assurance processes.

vi Notice and Proxy Statement 2022

We are also committed to safeguarding and maintaining the privacy of personal information (“PII”), and we honor the California Consumer Privacy Act, the General Data Protection Regulation, other similar laws and regulations and data privacy rights requests. We maintain policies and procedures and conduct training to ensure that we protect PII wherever we may process or control it, and our websites include Privacy & Cookie Notices describing how we collect, protect, store, use, anonymize, aggregate and/or dispose of PII automatically collected and/or voluntarily provided and offer those with privacy concerns the right to object to any processing, to request that we change their PII or to request that we not sell their PII. We honor such requests within legally prescribed time frames. In addition, we subject our supply chain to data privacy impact assessments where appropriate.

OUR PEOPLE

Advancing Diversity and Inclusion

Clear Channel Outdoor is an equal opportunity employer and is committed to providing a work environment that is free of discrimination and harassment. We respect and embrace diversity of thought and experience and believe that a diverse workforce produces more innovative insights and solutions, resulting in better products and services for our customers. As we bring brands face-to-face with people, we believe our teams need to be as diverse in their composition and outlook as the audiences we reach every day, and we work together to create an inclusive environment where everyone can bring their true selves to work and has the opportunity to enhance partnerships where we live, work and serve.

Enhancing diversity of our workforce remains an ongoing priority for the Company, and we have implemented diversity and inclusion strategies across our global business. Amidst calls for sociopolitical change that we have seen play out in all corners of the world, we have reinforced our commitment to our people and to promoting diversity and inclusion, and we acknowledge the need to do more to continue improving and evolving as an organization. In an effort to further promote a diverse and inclusive environment, we launched the Executive Diversity Advisory Council in the U.S. in 2020, which remains ongoing in 2021; implemented the International Fairness program in Europe and Latin America, as well as the “Bring You Shape Us” employee value proposition, which encourages our people to bring their true selves to work; and surveyed employees globally to gather insights on diversity and inclusion preferences to help guide and prioritize our efforts.

Commitment to Safety and Wellness

Safety is one of our core values, and we are committed to providing our employees with a safe workplace and to prioritizing the physical health, mental health and well-being of our employees. One of the ways in which we do so is by offering an Employee Assistance Program (“EAP”), which gives employees access to licensed professional counselors and other specialists, at no cost, for help with balancing work and life issues. We have also implemented an Employee Relief Fund to help employees facing financial hardship immediately after a disaster or during unanticipated and unavoidable personal emergencies.

For Clear Channel Outdoor, 2021 required an increased focus on training and benefits provision relating to mental health across all of our divisions. Furthermore, in response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees and the communities in which we operate, all of which comply with government regulations. This included transitioning the vast majority of our employees to work-from-home for large portions of 2020 and 2021 while implementing additional safety measures for employees continuing critical on-site work. We are now executing on our phased Return-to-Office plan on an office-by-office basis, ensuring compliance with applicable regulations, as well as local health authority guidance, and implementing robust safety procedures and protocols to protect our employees. Given the evolving-nature of the COVID-19 pandemic, our Return-to-Office plan is nimble, allowing each office the flexibility to return to work-from-home directives as necessary based on local conditions.

In line with our priority of protecting the safety, health and well-being of our employees, we surveyed our employees in 2021 to determine how we could more effectively provide them with support. This survey, administered by a third party, focused on the following areas: concern and connection; virtual work effectiveness; senior leadership response and communication; and employee wellness, health and safety. Utilizing the results of this survey, we developed an action plan to face the challenges presented by the COVID-19 pandemic, and we remain engaged and

Notice and Proxy Statement 2022 vii

productive, including communicating the availability of counseling under the EAP through company-wide notifications and HR portal updates; providing COVID-19 resources on locating vaccines, work-from-home health tips and COVID-19 trainings, among other things; and regular communication of our progress through all-hands meetings, regional and departmental meetings and other forms of communication.

Compensation and Benefits Programs

Our compensation and benefits programs are designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals and create long-term value for our stockholders. We provide employees with compensation packages that include base salary and annual incentive bonuses tied to Company and division performance, in line with our pay-for-performance philosophy. Our sales employees are incentivized through sales commission programs, with our highest performing individuals further awarded through formal recognition programs. Our executives and certain other employees receive long-term equity awards that vest based on our relative total shareholder return or over a defined period. We believe that a compensation program with both short-term and long-term awards provides fair and competitive compensation and aligns employee and stockholder interests. We also provide our employees and their families with access to a variety of healthcare and insurance benefits, qualified spending accounts, retirement savings plans and various other benefits.

EXECUTIVE COMPENSATION HIGHLIGHTS

Our Compensation Committee, with support from our independent compensation consultant, periodically evaluates our compensation practices to ensure that they support the objectives of our business, align with market practices and provide incentive to deliver key financial metrics that are explicitly linked with stockholder value creation. Certain highlights for 2021 include:

•	We continued our practice of annual incentive plan awards tied to Company and division performance and individual performance targets.

•

Our long-term incentive (“LTI”) program provides for annual equity awards for our executive team members made up of 50% restricted stock units and 50% performance stock units that vest based on our relative total shareholder return over a three-year period.

•

The compensation determinations for our NEOs for 2021 reflect the strong overall performance of Clear Channel Outdoor and the contributions of our leaders to driving the year’s successes. Even having adjusted our annual incentive payout curve so that achieving a maximum payout for our executives would be more challenging than under our traditional payout curve, our named executive officers (“NEOs”) earned payouts between 170% and 173% of their individual target opportunities as a result of strong business and individual performance. This is in contrast to 2020, when as a result of the negative impact of COVID-19 on our financial results, we did not meet our 2020 financial targets and annual incentive payouts were below 50% of each NEO’s individual target opportunities.

•

In accordance with the retention awards made to the broader employee base earlier in the year, the Company awarded additional LTI grants to the NEOs. This grant was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and senior leadership transition in early 2022.

•

The Company entered into amended and restated employment agreements with Mr. Scott R. Wells and Mr. C. William Eccleshare in connection with their respective new roles as President and Chief Executive Officer and Executive Vice Chairman of the Board.

viii Notice and Proxy Statement 2022

Clear Channel Outdoor Holdings, Inc.

2022 Proxy Statement

This proxy statement contains information related to the annual meeting of stockholders (the “annual meeting”) of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor”, “CCOH”, the “Company”, “we”, “our” or “us”) to be held on Wednesday, May 4, 2022, beginning at 9:00 a.m. Eastern Time, at meetnow.global/MKGDU6F, and at any postponements or adjournments thereof. On or about March 23, 2022, we will begin to mail to our stockholders either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. The Company will bear the costs of preparing and mailing the proxy materials and other costs of the proxy solicitation made by the Board of Directors of Clear Channel Outdoor (the “Board”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:

Clear Channel Outdoor is making these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these proxy materials to you by mail in connection with Clear Channel Outdoor’s annual meeting, which will take place on May 4, 2022. The Board is soliciting proxies to be used at the annual meeting. You also are invited to attend the annual meeting webcast and are requested to vote on the proposals described in this proxy statement.

Q:	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our annual report and how to vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report via the Internet. The notice also instructs you on how you may submit your proxy via the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice.

Q:	WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	the election of the nominees for director named in this proxy statement;

•	the approval of an advisory resolution on executive compensation; and

•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2022.

Q:	WHICH OF MY SHARES MAY I VOTE?

A:

All shares of common stock owned by you as of the close of business on March 8, 2022 (the “Record Date”) may be voted by you. These shares include shares that are: (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee. As of the Record Date, there were 471,347,483 shares of common stock outstanding.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:

Most stockholders of Clear Channel Outdoor hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Notice and Proxy Statement 2022 1

Stockholder of Record: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote during the annual meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a broker or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares during the annual meeting, unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares and register for the meeting in accordance with the instructions set forth below.

Q:	WHAT CONSTITUTES A QUORUM?

A:

The holders of a majority of the total voting power of Clear Channel Outdoor’s common stock entitled to vote and represented in person (virtually) or by proxy will constitute a quorum at the annual meeting. Votes “withheld”, abstentions and “broker non-votes” (as described below) are counted as present for purposes of establishing a quorum.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:

Under New York Stock Exchange (“NYSE”) rules, brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters”, but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote”. If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors or the advisory vote on executive compensation. Your broker will send you directions on how you can instruct your broker to vote. Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	HOW CAN I ATTEND THE ANNUAL MEETING?

A:

We are hosting the annual meeting by means of a live webcast due to the ongoing effects and uncertainties stemming from the COVID-19 pandemic and to enable attendance by a large number of stockholders. You will not be able to attend the meeting in person. You are entitled to participate in the annual meeting only if you were a stockholder of record of Clear Channel Outdoor as of the close of business on the Record Date or if you hold a legal proxy from the record holder for the annual meeting.

Stockholder of Record: You will be able to listen to the annual meeting, submit questions and vote by going to meetnow.global/MKGDU6F.

Beneficial Owner: If you wish to attend the annual meeting, you must register in advance. See “HOW DO I REGISTER TO ATTEND THE ANNUAL MEETING?” below.

We encourage you to access the meeting website prior to the start time to allow ample time for check in. The virtual annual meeting will begin promptly at 9:00 a.m. Eastern Time.

Q:	HOW DO I REGISTER TO ATTEND THE ANNUAL MEETING?

A:	Stockholder of Record: You do not need to register. Follow the instructions on your Notice of Internet Availability of Proxy Materials or proxy card. See “HOW CAN I ATTEND THE ANNUAL MEETING?” above.

2 Notice and Proxy Statement 2022

Beneficial Owner: If you wish to register to attend the annual meeting, you must provide our transfer agent, Computershare, with your name, email address and a copy of a legal proxy from your broker, bank or other nominee reflecting your beneficial stock ownership in Clear Channel Outdoor. Registration requests must be in writing and be mailed to:

By Regular Mail

PO BOX 505000

Louisville, KY 40233-5000

UNITED STATES

By Overnight Delivery

462 South 4th Street

Suite 1600

Louisville, KY 40233-5000

UNITED STATES

Requests for registration must be labeled “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on April 29, 2022. You will receive an email from Computershare acknowledging your registration along with a Control Number.

Q:	HOW CAN I PARTICIPATE IN THE VIRTUAL ANNUAL MEETING?

A:

If you are a stockholder as of the Record Date and have logged in using your control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question on the Q&A tab and clicking “Send.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to annual meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to annual meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. Rules of Conduct applicable to the annual meeting will be accessible on the virtual meeting website during the annual meeting. The audio broadcast of the annual meeting will be archived at edge.media-server.com/mmc/p/sewomgfy for at least one year.

Q:	WHAT IF I RUN INTO TECHNICAL ISSUES WHILE TRYING TO ACCESS THE ANNUAL MEETING?

A:

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure that they have a strong internet connection and that they can hear streaming audio prior to the start of the annual meeting.

If you encounter technical difficulties with the virtual meeting platform on the annual meeting day, please call the technical support number that will be posted on the annual meeting website. Technical support will be available starting at 8:45 a.m. Eastern Time and until the end of the annual meeting.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A:	If you are a stockholder of record, you may authorize a proxy to vote your shares. Specifically, you may authorize a proxy to vote:

•

By Internet: If you have Internet access, you may submit your proxy by going to www.envisionreports.com/cco and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to authorize a proxy to vote by Internet. Internet voting is available until 11:59 p.m. Eastern Time on May 3, 2022.

•

By Telephone: If you have access to a touch-tone telephone, you may submit your proxy by calling the telephone number specified on your Notice of Internet Availability of Proxy Materials or your proxy card and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to authorize a proxy to vote by telephone. Telephone voting is available until 11:59 p.m. Eastern Time on May 3, 2022.

•

By Mail: You may authorize a proxy to vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the proxy card where indicated on the proxy card and by mailing or otherwise returning the proxy card in the envelope that will be provided to you therewith. You should sign

Notice and Proxy Statement 2022 3

your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), please indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

Q:	WHAT IF I RETURN MY PROXY CARD WITHOUT SPECIFYING MY VOTING CHOICES?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	WHAT IF I ABSTAIN FROM VOTING OR WITHHOLD MY VOTE ON A SPECIFIC PROPOSAL?

A:	If you withhold your vote on the election of directors, it will have no effect on the outcome of the vote on the election of directors.

If you abstain from voting on (i) the approval of an advisory resolution on executive compensation or (ii) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022, it will have the same effect as a vote “against” these proposals.

Abstentions are counted as present for purposes of determining a quorum.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, PROXY CARD OR VOTING INSTRUCTION CARD?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

Q:	WHAT ARE CLEAR CHANNEL OUTDOOR’S VOTING RECOMMENDATIONS?

A:	The Board recommends that you vote your shares “FOR”:

•	the nominees for director named in this proxy statement;

•	the approval of an advisory resolution on executive compensation; and

•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2022.

Q:	WHAT VOTE IS REQUIRED TO ELECT THE DIRECTORS AND APPROVE EACH PROPOSAL?

A:

The directors will be elected by a plurality of the votes properly cast. The approval of an advisory resolution on executive compensation and the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2022 will require the affirmative vote of the holders of at least a majority of the total voting power of the voting stock present in person (virtually) or by proxy at the annual meeting and entitled to vote on the matter.

Q:	WHERE CAN I FIND A LIST OF STOCKHOLDERS OF RECORD ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:

A list of stockholders of record entitled to vote at the annual meeting will be accessible on the virtual meeting website during the annual meeting for those attending the annual meeting, and for ten days prior to the annual meeting, at our corporate offices at 4830 North Loop 1604W, Suite 111, San Antonio, Texas 78249.

Q:	MAY I CHANGE MY VOTE OR REVOKE MY PROXY?

A:

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by (i) sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, (ii) authorizing a new proxy to vote on a later date on the Internet or by telephone (it being understood that only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), (iii) notifying the Secretary of Clear Channel Outdoor in writing or (iv) voting during the annual meeting. If your shares are held beneficially in “street name”, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.

4 Notice and Proxy Statement 2022

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:

Clear Channel Outdoor will announce preliminary voting results at the annual meeting and will then publish final results in a Current Report on Form 8-K, which we anticipate filing with the SEC by May 10, 2022.

Q:	MAY I ACCESS CLEAR CHANNEL OUTDOOR’S PROXY MATERIALS FROM THE INTERNET?

A:	Yes. These materials are available at www.envisionreports.com/cco.

Notice and Proxy Statement 2022 5

The Board of Directors and Corporate Governance

Our Board is responsible for overseeing the direction of Clear Channel Outdoor and for establishing broad corporate policies. In accordance with corporate legal principles, our Board is not involved in day-to-day operating activities of the Company. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Company’s Chief Executive Officer, Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

Our Board is currently comprised of ten directors: W. Benjamin Moreland (our Chair), C. William Eccleshare (our Executive Vice Chairman), Scott R. Wells (our Chief Executive Officer), John Dionne, Lisa Hammitt, Andrew Hobson, Thomas C. King, Joe Marchese, Mary Teresa Rainey and Jinhy Yoon.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board is currently divided into three classes, serving staggered three-year terms, each of which will expire at our 2023 annual meeting of the stockholders. Our amended Certificate of Incorporation provides for a phase out of the classification of the Board. Directors elected at this annual meeting will be elected for a one-year term expiring at our 2023 annual meeting of stockholders.

From and after our 2023 annual meeting of stockholders, the Board will no longer be classified, and each director will be elected for a one-year term annually. Prior to our 2023 annual meeting of stockholders, in the event of any increase or decrease in the number of directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, the number of directors added to, or eliminated from, each class will be apportioned such that the number of directors in each class thereafter shall be as nearly equal as possible, but in no case will a decrease in the number of directors constituting the Board shorten the term of any incumbent director or an increase in the number of directors constituting the Board extend the term of any director beyond the 2023 annual meeting of stockholders.

BOARD MEETINGS

In 2021, the Board held six meetings and also acted by written consent. All of our incumbent directors attended more than 90% of the aggregate of all meetings of the Board and the committees of the Board on which they served during 2021.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, its directors to attend the annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2021.

INDEPENDENCE OF DIRECTORS

Our Board currently consists of ten directors, one of whom currently serves as our Chief Executive Officer. For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with Clear Channel Outdoor. Pursuant to our governance guidelines (the “Governance Guidelines”), the Board has undertaken its annual review of director independence.

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The Board has adopted the following standards for determining the independence of its members:

1.  A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.  A director or immediate family member must not have received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Clear Channel Outdoor, other than director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.  A director must not be a current partner or employee of a firm that is Clear Channel Outdoor’s internal or external auditor. In addition, a director must not have an immediate family member who is (a) a current partner of such firm or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, neither the director nor an immediate family member of the director may have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.  A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.  A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of a material relationship party (“material relationship party” is defined as any company that has made payments to, or received payments from, Clear Channel Outdoor for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues).

6. A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of a material relationship party.

7.  A director or immediate family member must not be, or have been during the last three years, an executive officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor makes contributions in an amount that, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues.

8.  A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to at least two members of the compensation committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code of 1986, as amended (collectively, the “Applicable Rules”). For purposes of determining independence, the Board will consider relationships with Clear Channel Outdoor and any parent or subsidiary in a consolidated group with Clear Channel Outdoor or any other company relevant to an independence determination under the Applicable Rules.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE applicable to Clear Channel Outdoor. The above independence standards are set forth on Appendix A of the Governance Guidelines.

The Board has affirmatively determined that all current directors (other than Messrs. Wells and Eccleshare and Ms. Yoon) are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above. In addition, the Board has determined that each member currently serving on the Compensation Committee is independent under the heightened independence standards for compensation committee members under the listing standards of the NYSE and the rules and regulations of the SEC and that each member currently serving on the Audit Committee is independent under the heightened independence standards required for audit committee members by the listing standards of the NYSE and the rules and regulations of the SEC. In making these determinations, the Board reviewed information provided by the directors and by Clear Channel Outdoor with regard to the directors’ business and personal activities as they relate to Clear Channel Outdoor and its affiliates.

In the ordinary course of business during 2021, Clear Channel Outdoor entered into purchase and sale transactions for products and services with certain entities affiliated with members of the Board, as described below, and the following transactions were considered by the Board in making their independence determinations with respect to Messrs. Dionne, Hobson, Marchese and Moreland:

Notice and Proxy Statement 2022 7

•	a subsidiary of a company for which Mr. Dionne previously served as a director paid us approximately $1,200,079 during 2021 for outdoor advertising services;
•	a company for which Mr. Hobson serves as a director paid us $60,938 during 2021 for outdoor advertising services;
•	a company for which Mr. Marchese serves as a partner/co-founder paid us approximately $321,021 during 2021 for outdoor advertising services;
•	a company for which Mr. Marchese serves as a director paid us approximately $123,270 during 2021 for outdoor advertising services;
•	a client of a consulting company for which Mr. Marchese serves as chief executive officer paid us approximately $13,950 during 2021 for outdoor advertising services;
•	a company for whom we provided outdoor advertising services in 2021 also paid Mr. Marchese severance payments in 2021;
•

a company for which Mr. Moreland serves as a director paid us approximately $102,641 during 2021 for ordinary course easements, and we paid that company approximately $2,400 for ordinary course site leases; and

•	a hospital system for which Mr. Moreland serves as a director paid us approximately $2,549,795 during 2021 for outdoor advertising services.

All of the payments described above were for arms-length, ordinary course of business transactions, and we expect transactions of a similar nature to occur during 2022. The Board has concluded that such transactions or relationships do not impair the independence of Messrs. Dionne, Hobson, Marchese and Moreland.

The rules of the NYSE require that non-management or independent directors of a listed company meet periodically in executive sessions. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. Clear Channel Outdoor’s independent directors met separately in executive session at least one time during 2021. Mr.  Moreland, the independent Chair of the Board, presides over all such executive sessions.

COMMITTEES OF THE BOARD

The Board has three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Corporate Governance Committee. Each committee consists solely of independent directors and is governed by a written charter. The committee charters are available on our website at www.investor.clearchannel.com.

The table below provides membership information for each committee of the Board as of March 8, 2022:

Board Committee Membership

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Scott R. Wells
John Dionne
C. William Eccleshare
Lisa Hammitt
Andrew Hobson
Thomas C. King
Joe Marchese
W. Benjamin Moreland «
Mary Teresa Rainey
Jinhy Yoon
Meetings Held in 2021	5	7	4

« = Chair of the Board                 = Committee Chair                 = Committee member

8 Notice and Proxy Statement 2022

The Audit Committee

The Audit Committee consists of Andrew Hobson, Mary Teresa Rainey and John Dionne, each of whom is independent as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act. Mr. Hobson has been designated as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor. The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•

be responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services and all fees and other terms of their engagement;

•	review and discuss reports regarding the independent registered public accounting firm’s independence;

•	review with the independent registered public accounting firm the annual audit scope and plan;

•	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;

•

review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	review with the independent registered public accounting firm the critical accounting policies and practices used;

•

review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;

•	discuss guidelines and policies with respect to risk assessment and risk management;

•	oversee Clear Channel Outdoor’s policies with respect to related party transactions; and

•	review with management and the General Counsel the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The full text of the Audit Committee’s charter can be found on our website at www.investor.clearchannel.com.

The Compensation Committee

The Compensation Committee consists of Thomas C. King, Lisa Hammitt and Joe Marchese, each of whom is independent under the rules of the NYSE and further qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are not current or former employees of Clear Channel Outdoor, are not eligible to participate in any of Clear Channel Outdoor’s executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation and are not “affiliates” of the Company, as defined under Rule 10C-1 under the Exchange Act. The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers and makes recommendations to the Board concerning compensation for our directors. The Compensation Discussion and Analysis section of this proxy statement provides additional details regarding the basis on which the Compensation Committee determines executive compensation.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•

assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;

•

review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s executive officers, evaluate the performance of the executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation level of the executive officers based on this evaluation;

Notice and Proxy Statement 2022 9

•	review and adopt, and/or make recommendations to the Board with respect to, incentive-compensation plans for executive officers and equity-based plans;

•

review and discuss with management the Compensation Discussion and Analysis to be included in Clear Channel Outdoor’s annual proxy statement and determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the annual proxy statement;

•	prepare the Compensation Committee report for inclusion in Clear Channel Outdoor’s annual proxy statement; and

•	recommend to the Board the appropriate compensation for the non-employee members of the Board.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

During 2021, the Compensation Committee engaged an independent compensation consultant, Willis Towers Watson (“Willis”), to provide executive compensation benchmarking data and incentive and retention compensation design advice. The Compensation Committee requested and evaluated responses from Willis addressing its independence in accordance with applicable NYSE rules and concluded that Willis’ work does not raise any conflict of interest or independence concerns.

The full text of the Compensation Committee’s charter can be found on our website at www.investor.clearchannel.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mary Teresa Rainey, Joe Marchese, Lisa Hammitt and John Dionne, each of whom is independent under the rules of the NYSE. The Nominating and Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

•	identify individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	recommend director nominees to the Board for the next annual meeting of stockholders;

•	oversee the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently;

•	develop and recommend corporate governance guidelines;

•	oversee the evaluation of the Board and management; and

•

oversee, review with management and report to the Board on the Company’s ESG, policies and practices in order to manage risk, lay a foundation for sustainable growth and effectively communicate ESG initiatives to stakeholders.

The full text of the Nominating and Corporate Governance Committee’s charter can be found on our website at www.investor.clearchannel.com.

DIRECTOR NOMINATING PROCEDURES

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, developing qualification standards and other criteria for selecting Board member nominees and reviewing background information for candidates for the Board, including those recommended by stockholders. The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Governance Guidelines, which specify, among other things, that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse viewpoints, accomplishments, cultural backgrounds, professional expertise and diversity in gender, ethnicity, race, skills and geographic representation that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to,

10 Notice and Proxy Statement 2022

and advocate for the long-term interests of, our shareholders. Furthermore, our Board is committed to include qualified women and individuals from underrepresented minority groups in any pool for selection of new candidates for the Board in case the size of the Board were increased or as a result of a vacancy. The Board strives to nominate directors with a variety of complementary skills such that, as a group, the Board will possess the appropriate mix of experience, skills and expertise to oversee the Company’s businesses. Directors should: (i) have experience in positions with a high degree of responsibility; (ii) be leaders in the organizations with whom they are affiliated; (iii) have the time, energy, interest and willingness to serve as a member of the Board; and (iv) be selected based upon contributions they can make to the Board and management. Our directors play a critical role in guiding our strategic direction and overseeing our management. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether she or he should be nominated to stand for reelection based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, Clear Channel Outdoor Holdings, Inc., 4830 North Loop 1604W, Suite 111, San Antonio, Texas 78249. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected. The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our By-laws.

BOARD LEADERSHIP STRUCTURE

The Board exercises its discretion in combining or separating the position of Chair of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. Mr. Wells currently serves as our Chief Executive Officer, and Mr. Moreland currently serves as our independent Chair of the Board. The Chief Executive Officer is responsible for the strategic direction, day-to-day leadership and performance of the Company, while the Chair of the Board provides overall leadership to our Board. This leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. Our Board believes that this leadership structure has historically provided an appropriate allocation of roles and responsibilities and has been in the best interests of stockholders and believes that it continues to be appropriate and in the best interests of stockholders at this time given Mr. Wells’ recent transition to the Chief Executive Officer role, effective as of January 1, 2022.

SELF-EVALUATION

Our Board conducts an annual self-evaluation process to determine whether the Board, its committees and the directors are functioning effectively. This includes survey materials as well as individual, private conversations between directors and the Chair of the Board, as needed, and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee and the full Board. The survey materials solicit feedback on organizational matters, business strategy, financial matters, board structure and meeting administration. The directors use discussions with the Chair of the Board and the full Board to provide feedback, identify themes for the Board to consider, suggest specific action steps and review Board agendas. In addition, focus areas identified through the evaluation are incorporated into the Board’s agendas for the following year to monitor progress. The annual Board performance evaluation is a primary determinant for Board tenure. Annually, the Nominating and Corporate Governance Committee reviews progress against focus areas identified in the self-evaluation. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair.

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RISK MANAGEMENT

Our Board has overall responsibility for the oversight of our enterprise risk management process, which is guided by the COSO Enterprise Risk Management Framework three lines of defense model, including Operational Management as the First Line of Defense, Compliance and Information Security as the Second Line of Defense and Internal and External Audit as the Third Line of Defense. The Board sets the tone at the top as it relates to enterprise risk management and encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations.

Our risk management philosophy strives to:

•	timely identify the material risks that we face;

•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;

•	implement appropriate and responsive risk management strategies consistent with our risk profile; and

•	integrate risk management into our decision-making.

The Board has designated the Audit Committee to broadly oversee enterprise risk management in accordance with its charter. Under the oversight of the Audit Committee, and with the support of the Company’s compliance function and the Company’s internal and external audit functions, we operate an enterprise-wide risk management governance framework that sets standards and provides guidance for the identification, assessment, monitoring and control of the most significant risks facing the Company and that have the potential to affect stockholder value, our customers and colleagues, the communities in which we operate and the safety and soundness of the Company. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

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The Board also exercises its oversight with support from the Compensation Committee and the Nominating and Corporate Governance Committee, each of which has oversight responsibilities for risks that may fall within their areas of responsibility and expertise. The Board receives independent reports from each committee at its quarterly meetings.

The Board’s oversight of risk management requires close interaction between the full Board, each of its committees and executive management. The Company’s risk oversight framework and key areas of responsibility are illustrated below:

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SUCCESSION PLANNING AND 2022 LEADERSHIP TRANSITION

At least annually, the Compensation Committee reviews the Company’s talent management and succession plan, including with respect to the Chief Executive Officer and other executive positions. This includes the review and evaluation of development plans for potential successors to the Chief Executive Officer role and other executive positions. As part of the Board’s ongoing succession planning processes, the Board, after recommendation from the Compensation Committee, had identified Mr. Wells, our current Chief Executive Officer, as successor to Mr. Eccleshare. On July 27, 2021, the Board unanimously appointed Mr. Wells as our successor Chief Executive Officer and a director, effective January 1, 2022. Effective December 31, 2021, Mr. Eccleshare assumed the role of Executive Vice Chairman of the Board. Among the qualifications, skills and attributes that the Compensation Committee and Board considered to appoint Mr. Wells as our Chief Executive Officer were his proven and successful leadership of the Company’s Americas business division and his deep knowledge of the business, strategic vision, leadership and moral integrity.

Developing talent at all levels of the Company is a priority for us. We are focused on providing the Board with additional opportunities to interact with senior management, including providing informal feedback sessions where directors meet with groups of senior management below the executive level, which gives management unique access to the Board and also facilitates a deeper understanding of the organization among the Board. The Company also offers various talent development programs throughout the organization focused on building leadership and management skills, career development and other areas.

CORPORATE GOVERNANCE

Our corporate governance practices are established and monitored by the Board. The Board, with assistance from the Nominating and Corporate Governance Committee, periodically assesses our governance practices in light of legal requirements and governance best practices.

Our primary governing documents include:

•	Governance Guidelines

•	Board Committee Charters

○	Audit Committee Charter

○	Compensation Committee Charter

○	Nominating and Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

These documents are available on our website at www.investor.clearchannel.com. We encourage our stockholders to read these documents, as we believe they illustrate our commitment to good governance practices. Certain key provisions of these documents are summarized below.

14 Notice and Proxy Statement 2022

GOVERNANCE GUIDELINES

We operate under Governance Guidelines that set forth our corporate governance principles and practices on a variety of topics, including director qualifications, the responsibilities of the Board, independence requirements and the composition and functioning of the Board. Our Governance Guidelines are designed to maximize long-term stockholder value, align the interests of the Board and management with those of our stockholders and promote high ethical conduct among our directors. The Governance Guidelines include the following key practices to assist the Board in carrying out its responsibilities in connection with the business and affairs of Clear Channel Outdoor:

1.	Director Responsibilities
The basic responsibility of a director is to exercise his or her business judgment and act in what she or he reasonably believes to be in the best interests of Clear Channel Outdoor and its stockholders. Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed, and meet as frequently as necessary, to properly discharge their responsibilities.

2.	Self-Evaluation Process
The Board and each standing committee of the Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee is responsible for overseeing the self-evaluation process and for proposing any modification or alterations in Board or committee practices or procedures.

3.	Executive Sessions of Non-Management Directors
The non-management directors and/or the independent directors meet periodically in executive session without management participation.

4.	Board Access to Senior Management
Directors have complete access to Clear Channel Outdoor’s management, employees and its independent advisors and can initiate contact or meetings through the Chief Executive Officer or any other executive officer.

5.	Board Access to Independent Advisors
The Board and each Board committee have the power to retain independent legal, financial or other advisors as they may deem necessary, at our expense.

6.	Board Tenure
The Board believes that term limits on director service and a predetermined retirement age impose arbitrary restrictions on Board membership. Instead, the Board believes directors who, over a period of time, develop an insight into Clear Channel Outdoor and its operations provide an increasing contribution to Clear Channel Outdoor as a whole. The annual board performance evaluation is a primary determinant for Board tenure.

7.	Directors Who Change Their Current Job Responsibilities
A director who changes the nature of the job she or he held when she or he was elected to the Board shall promptly notify the Board of any such change. This does not mean that such director should necessarily leave the Board. There should, however, be an opportunity for the Board to review the continued appropriateness of Board membership under these new circumstances.

8.	Service on Multiple Boards
To enable the Board to assess a director’s effectiveness and any potential conflicts of interest, any director who serves on more than three other public company boards must advise the Chair in advance of accepting an invitation to serve as a member of another public company board.

9.	Management Development and Succession Planning
The Board or a committee of the Board will periodically consider management development and succession planning, including short-term succession planning for certain of Clear Channel Outdoor’s most senior management positions.

Notice and Proxy Statement 2022 15

RIGHTS PLAN EXPIRES APRIL 15, 2022

On May 19, 2020, the Board adopted a shareholder rights plan (the “Rights Plan”) to protect the interests of all Company stockholders. In adopting the Rights Plan, the Board took note of the substantial impact of the COVID-19 pandemic on the Company’s global business and the significant decline in the Company’s stock price. The Rights Plan was designed to allow the Company’s stockholders to realize the expected benefits of the long-term value of their investment by reducing the likelihood that any person or group would gain control of the Company through open market accumulation during the market dislocation caused by COVID-19 without appropriately compensating the Company’s stockholders for such control or providing the Board sufficient time to make informed judgments. On May 13, 2021, the Board approved an eleven-month extension to the Rights Plan. In approving the extension, the Board considered the heightened potential for one or more persons or groups to gain undue influence over or control of the Company through open market accumulation, seek to acquire control of the Company without paying an appropriate control premium, or employ other coercive tactics in light of, among other things, the substantial ongoing impact of the COVID-19 pandemic on the Company’s global business, the Company’s stock price, which was trading below pre-pandemic prices, and the continued accumulation of the Company’s shares by various non-passive parties.

The Rights Plan expires on April 15, 2022. At this time, the Board does not intend to further extend the Rights Plan.

BOARD COMMITTEE CHARTERS

Each standing committee of the Board operates under a written charter that has been adopted by the Board. We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter sets forth the purpose, responsibilities of the respective committee and discusses matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every year, or more frequently as the applicable committee may determine, and are updated as needed. More information on the Board’s standing committees, their respective roles and responsibilities and their charters can be found under “The Board of Directors and Corporate Governance—Committees of the Board above.”

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics (the “Code”) applies our officers, directors, employees (including our principal executive officer, principal financial officer and principal accounting officer), interns, contractors and agents throughout our corporate structure. Our Code constitutes a “code of ethics”, as defined by Item 406(b) of Regulation S-K. Our Code is available on our website at www.investor.clearchannel.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website at www.investor.clearchannel.com.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Chair of the Board, the Board as a group or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors

c/o Secretary

Clear Channel Outdoor Holdings, Inc.

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

16 Notice and Proxy Statement 2022

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor’s common stock as of March 8, 2022 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to Clear Channel Outdoor to beneficially own more than 5% of any class of Clear Channel Outdoor’s outstanding shares of common stock. At the close of business on March 8, 2022, there were 471,347,483 shares of Clear Channel Outdoor’s common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of Clear Channel Outdoor common stock is entitled to one vote on matters submitted to a vote of the stockholders. Each share of our common stock is entitled to share equally on a per-share basis in any dividends and distributions by us.

Name and Address of Beneficial Owner(a)	Number of Shares of Common Stock	Percent of Common Stock(b)
Holders of More than 5%:
PIMCO(c)	104,258,819	22.1%
Ares Management(d)	39,021,278	8.3%
The Vanguard Group(e)	35,290,300	7.5%
BlackRock, Inc.(f)	33,658,771	7.1%

Named Executive Officers, Executive Officers and Directors:
Scott R. Wells(g)	1,498,759	*
C. William Eccleshare(h)	3,644,255	*
Brian D. Coleman(i)	690,271	*
Lynn A. Feldman(j)	513,821	*
Jason A. Dilger(k)	166,577	*
John Dionne(l)	239,305	*
Lisa Hammitt(m)	123,304	*
Andrew Hobson(n)	391,511	*
Thomas King(o)	293,307	*
Joe Marchese(p)	305,142	*
W. Benjamin Moreland(q)	1,145,066	*
Mary Teresa Rainey(r)	191,511	*
Jinhy Yoon	—	—
All directors and executive officers as a group (13 individuals)(s)	9,202,829	1.9%

*	Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 4830 North Loop 1604W, Suite 111, San Antonio, Texas 78249.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(c)

As reported on a Schedule 13D/A filed on August 2, 2019. The shares of Clear Channel Outdoor’s common stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: PIMCO Income Fund, Global Investors Series plc and Pacific Investment Management Company LLC (“PIMCO”). The address of the principal business office of PIMCO is 650 Newport Center Drive, Newport Beach, California 92660.

(d)

As reported on Schedule 13D/A filed on March 2, 2022, 39,021,278 shares of Clear Channel Outdoor’s common stock reported in the Schedule 13D/A may be deemed owned by one or more of the following persons: ASSF IV AIV B Holdings III, L.P., ASSF IV AIV B, L.P., ASSF Operating Manager IV, L.P., ASOF Holdings I, L.P., ASOF Investment Management LLC, Ares Management LLC, Ares Management Holdings

Notice and Proxy Statement 2022 17

L.P., Ares Holdco LLC, Ares Holdings Inc., Ares Management Corporation, Ares Voting LLC, Ares Management GP LLC and Ares Partners Holdco LLC. The business address of each reporting person is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(e)

As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s common stock on February 9, 2022. The shares of Clear Channel Outdoor’s common stock reported in the Schedule 13G/A may be deemed to be owned by one or more of The Vanguard Group, Inc. and its wholly owned subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The business address of each reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(f)

As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s common stock on February 4, 2022. The shares of Clear Channel Outdoor’s common stock reported in the Schedule 13G/A may be deemed to be owned by one or more of BlackRock, Inc. and its wholly owned subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The business address of each reporting person is BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

(g)

Represents 667,009 shares of common stock, 110,865 shares of restricted stock, vested stock options representing 317,368 shares of common stock and 403,517 unvested RSUs that will vest within 60 days of March 8, 2022. Excludes 252,100 unvested performance units that could vest within 60 days of March 8, 2022, assuming they are earned at target payout.

(h)

Represents 815,977 shares of common stock, vested stock options representing 2,279,781 shares of common stock and 548,497 unvested RSUs that will vest within 60 days of March 8, 2022. Excludes 315,126 unvested performance units that could vest within 60 days of March 8, 2022, assuming they are earned at target payout.

(i)

Represents 267,641 shares of common stock, 104,602 shares of restricted stock and 318,028 unvested RSUs that will vest within 60 days of March 8, 2022. Excludes 170,168 unvested performance units that could vest within 60 days of March 8, 2022, assuming they are earned at target payout.

(j)

Represents 204,462 shares of common stock, 64,014 shares of restricted stock, vested stock options representing 11,043 shares of common stock and 234,302 unvested RSUs that will vest within 60 days of March 8, 2022. Excludes 132,352 unvested performance units that could vest within 60 days of March 8, 2022, assuming they are earned at target payout.

(k)

Represents 77,307 shares of common stock, 9,250 shares of restricted stock, vested stock options representing 12,410 shares of common stock and 67,610 unvested RSUs that will vest within 60 days of March 8, 2022. Excludes 28,361 unvested performance units that could vest within 60 days of March 8, 2022, assuming they are earned at target payout.

(l)	Represents 239,305 shares of common stock held by Mr. Dionne as of March 8, 2022.

(m)	Represents 123,304 shares of common stock held by Ms. Hammitt as of March 8, 2022.

(n)	Represents 391,511 shares of common stock held by Mr. Hobson as of March 8, 2022.

(o)	Represents 286,302 shares of common stock and 7,005 unvested RSUs that will vest within 60 days of March 8, 2022.

(p)	Represents 298,321 shares of common stock and 6,821 unvested RSUs that will vest within 60 days of March 8, 2022.

(q)	Represents 1,135,848 shares of common stock and 9,218 unvested RSUs that will vest within 60 days of March 8, 2022.

(r)	Represents 191,511 shares of common stock, held by Ms. Rainey as of March 8, 2022.

(s)

As of March 8, 2022, includes common stock beneficially owned by all of our directors and executive officers as a group as follows: (1) 4,698,498 shares of common stock held by such persons; (2) 288,731 shares of restricted stock held by such persons; (3) vested stock options representing 2,620,602 shares of common stock; and (4) 1,594,998 RSUs that will vest within 60 days after March 8, 2022. Excludes 898,107 unvested performance units that could vest within 60 days of March 8, 2022, assuming they are earned at target payout.

18 Notice and Proxy Statement 2022

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the persons listed as nominees below for election as directors at the annual meeting. Messrs. King and Moreland and Ms. Yoon are currently directors and are standing for re-election. Pursuant to our Certificate of Incorporation adopted in May 2019 following our separation from iHeartCommunications, Inc., our Board is currently classified into three classes of directors. Class I directors were re-elected at the annual meeting of stockholders in 2020, Class II directors were re-elected at the annual meeting of stockholders in 2021, and the Class III directors are nominated for re-election at the annual meeting. Pursuant to our Certificate of Incorporation, from and after the annual meeting of stockholders in 2023, our Board of Directors will no longer be classified, and each director will thereafter be elected for a one-year term annually. Accordingly, the directors elected at the annual meeting will serve a one-year term until the annual meeting of stockholders in 2023 or until her or his successor shall have been elected and qualified, subject to earlier death, resignation or removal. The directors are to be elected by a plurality of the votes cast at the annual meeting. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any nominee will be unable or unwilling to serve if elected.

Our directors, including our director nominees, are from diverse professional backgrounds and possess the relevant combination of experience, skills and qualifications that contribute to a well-functioning board that is equipped to oversee the Company’s business and represent stockholder interests through sound judgment and utilizing the group’s varied experience. The diversity of characteristics, expertise, skill and experience that the Nominating and Corporate Governance Committee and the Board seek in the composition of the Board, as well as the individual experiences, skills and characteristics of our Board members, are highlighted in the following charts and director qualifications matrix.

Notice and Proxy Statement 2022 19

DIRECTOR EXPERIENCE AND CORE COMPETENCIES

Accounting and Financial Reporting			6

Senior Executive Management					10

Business Development and Investments			6

Media Industry				7

Technology Executive	3

Advertising and Research			6

Banking and Financial Services	3

Risk Management			6

Public Company Governance		4

International	3

20 Notice and Proxy Statement 2022

The following information, which is as of March 8, 2022, is furnished with respect to each of the nominees for election at the annual meeting and each of the other continuing members of our Board.

The Board recommends that you vote “FOR” the Class III director nominees named below. Properly submitted proxies will be so voted unless stockholders specify otherwise.

NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2023 (CLASS III)

Title: Chair Age: 58 Board Committees: • None

W. Benjamin Moreland

Professional Experience:

Mr. Moreland is a private investor and retired CEO of Crown Castle International Corp. (NYSE: CCI), a provider of wireless infrastructure in the U.S., where he remains a member of the board of directors. Prior to his retirement, Mr. Moreland served as Executive Vice Chairman from June 2016 through December 2017 and was President and Chief Executive Officer from July 2008 through May 2016. From 2000 through 2008, Mr. Moreland was Chief Financial Officer. Mr. Moreland joined Crown Castle in 1999, after 15 years with Chase Manhattan Bank and predecessor banks, primarily in corporate finance and real estate investment banking. Mr. Moreland is a former board member and Chairman of the Board of WIA-The Wireless Infrastructure Association and former member of the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT). He also served on the board of directors of Calpine Corporation (NYSE: CPN) from 2009 until its privatization in March 2018, and Monogram Residential Trust (NYSE: MORE) from 2016 until its privatization in September 2017. Mr. Moreland is also a former member of the executive board of the Greater Houston Partnership. Mr. Moreland serves as a director on the board of directors of Houston Methodist Hospital. He holds a BBA from The University of Texas at Austin and an MBA from The University of Houston.

Qualifications:

Mr. Moreland was selected to serve as a director for his varied executive experience, financial and transactional acumen and strategic insight.

Title: Director Age: 61 Board Committees: • Compensation

Thomas C. King

Professional Experience:

Mr. King has served as an Operating Partner at Atlas Merchant Capital, a private equity fund, since November 2018. From December 2009 through March 2016, Mr. King held several senior roles at Barclays, an investment banking firm, including serving as Chief Executive Officer of Investment Banking and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee which oversees all of the Barclays plc businesses. Mr. King served as a director of Leerink Partners until its sale in January 2019. Since December 2018, Mr. King has also served on the board of directors of Panmure Gordon, a British corporate and institutional investment bank. Mr. King has served as a director of Concord Acquisition Corp since March 2020, a director of Concord Acquisition Corp II since September 2021, a director of Concord Acquisition Corp III since November 2021 and as director of Radius Global Infrastructure, Inc. since November 2020. He holds a BA in Economics from Bowdoin College and an MBA in finance from University of Pennsylvania—The Wharton School.

Qualifications:

Mr. King was selected to serve as a director because of his experience in investment banking and knowledge of the financial markets.

Notice and Proxy Statement 2022 21

Title: Director Age: 50 Board Committees: • None

Jinhy Yoon

Professional Experience:

Ms. Yoon is an Executive Vice President and Credit Analyst at PIMCO, an investment manager, covering technology, media and telecom companies. Prior to joining PIMCO in 2010, she was an equity research analyst at J.P. Morgan Securities in San Francisco, focusing on the semiconductor capital equipment sector. Previously, Ms. Yoon covered integrated oil companies and independent refiners as an equity analyst at Bear Stearns and was a corporate attorney with Simpson Thacher & Bartlett in New York. She holds a J.D. from Columbia University School of Law and a Bachelor of Business Administration degree from the University of Notre Dame. She is also a retired Certified Public Accountant (CPA) with two years of public accounting experience.

Qualifications:

Ms. Yoon was selected to serve as a director because of her extensive investment experience, as well as her accounting and legal background.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2023 (CLASSES I AND II)

Title: Director Age: 58 Board Committees: • Audit • Nominating and Corporate Governance

John Dionne

Professional Experience:

Mr. Dionne has served a Senior Advisor to the Blackstone Group L.P., an investment firm, since July 2013 and a Senior Lecturer in the Finance Unit at the Harvard Business School since January 2014. He is also a director of Cengage Learning Holdings II, Inc. and Pelmorex Corp. Until he retired from his position as a Senior Managing Director of Blackstone in 2013, Mr. Dionne was most recently Global Head of its Private Equity Business Development and Investor Relations Groups and served as a member of Blackstone’s Private Equity and Valuation Committees. Mr. Dionne originally joined Blackstone in 2004 as the Founder and Chief Investment Officer of the Blackstone Distressed Securities Fund. Mr. Dionne began his career with Price Waterhouse and holds an M.B.A. from the Harvard Business School and a BS degree in Accounting, Economics, and Finance from The University of Scranton.

Qualifications:

Mr. Dionne was selected to serve as a director because of his significant financial experience.

22 Notice and Proxy Statement 2022

Title: Executive Vice Chairman Age: 66 Board Committees: • None

C. William Eccleshare

Professional Experience:

Mr. Eccleshare has served as our Executive Vice Chairman since December 31, 2021. Previously, Mr. Eccleshare served as our Chief Executive Officer and President until Mr. Wells’ appointment on January 1, 2022. Prior thereto, Mr. Eccleshare served as the Chief Executive Officer—International division at each of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and CCOH and was appointed to this position on March 2, 2015. Prior to such time, he served as Chief Executive Officer—Outdoor of iHeartMedia, iHeartCommunications and CCOH since January 24, 2012 and as Chief Executive Officer—Outdoor of iHeartMedia Capital I, LLC since April 26, 2013. Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of iHeartMedia and iHeartCommunications since February 17, 2011 and as Chief Executive Officer—International of the CCOH since September 1, 2009. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002. Since 2016, Mr. Eccleshare has served as a director of Centaur Media PLC, an information, events and marketing company publicly traded in the U.K. Since 2017, he has served as a director of Britvic PLC, a soft drinks producer in the U.K. Mr. Eccleshare has an MA in History from Trinity College, University of Cambridge.

Qualifications:

Mr. Eccleshare was selected to serve as a director because of his extensive experience in the outdoor advertising business gained through the course of his career, as well as his insight into the Company.

Title: Director Age: 59 Board Committees: • Compensation • Nominating and Corporate Governance

Lisa Hammitt

Professional Experience:

Ms. Hammitt has served as the Executive Vice President, Artificial Intelligence and Chief Technology Officer at Davidson Technologies since 2020. Prior to joining Davidson Technologies, Ms. Hammitt served as the Global Vice President, Data and Artificial Intelligence at VISA Inc., a credit card processing and data services company from 2017 to 2020. Ms. Hammitt served as the Chief Executive Officer and Founder of Beseeq, Inc., an artificial intelligence-driven advertising start-up, from September 2016 through December 2017. Ms. Hammitt served as Vice President of Cloud Marketplace and SaaS at IBM, a computer hardware, software and service company, from June 2015 through August 2016. Prior to IBM, Ms. Hammitt was a Vice President of Business Operations for Salesforce Community Cloud, a SaaS services Company, from August 2012 through May 2015. Before Salesforce, she headed mergers and acquisitions in Information Management and Cloud Computing at IBM and HP. Ms. Hammitt serves as a board member of Davidson Technologies and Glassbox. She also holds an advisor seat at Brighton Park Capital. Ms. Hammitt received BAs from UC Berkeley in French and Economics, completed graduate course work in Artificial Intelligence at Stanford University and received executive education at Harvard Business School.

Qualifications:

Ms. Hammitt was selected to serve as a director because of her background in artificial intelligence and advertising.

Notice and Proxy Statement 2022 23

Title: Director Age: 60 Board Committees: • Audit

Andrew Hobson

Professional Experience:

Mr. Hobson has served as Partner and Chief Financial Officer at Innovatus Capital Partners, LLC, a private investment firm, since January 2016. From 1994 to 2015, Mr. Hobson served in various roles at Univision Communications Inc., a media company, including Senior Executive Vice President and Chief Financial Officer from October 2007 through February 2015, during which time he was responsible for all financial aspects of the company. Prior to his employment at Univision, Mr. Hobson served as a Principal at Chartwell Partners LLC from 1990 to 1994. Mr. Hobson has served as chairman of the board of directors of Cumulus Media, Inc. since June 2018. Mr. Hobson holds a B.S.E. in both Finance and Accounting, magna cum laude, from University of Pennsylvania – The Wharton School.

Qualifications:

Mr. Hobson was selected to serve as a director because of his extensive experience in the media industry and background in finance and accounting.

Title: Director Age: 40 Board Committees: • Compensation • Nominating and Corporate Governance

Joe Marchese

Professional Experience:

Mr. Marchese has served as the chief executive officer of Attention Capital, a media and technology holding company, since August 2019, and is the co-founder and chairman of Human Ventures Co. as well as the partner/co-Founder of Casa Komos Beverage Group. From 2015 to 2019, he served as President of Advertising Revenue for Fox Networks Group, a television broadcasting company, a role in which he oversees advertising sales, research and innovation for FOX Broadcast, FOX Sports, FS1, FX, FXX and National Geographic. Mr. Marchese was previously co-founder and CEO of true[X], an ad engagement technology company, from May 2013 until it was acquired by 21st Century Fox in February 2015. Prior to co-founding true[X], Mr. Marchese has spent time as a media executive, management consultant and multiple time entrepreneur. In 2016, Mr. Marchese was inducted into the American Advertising Federation’s Advertising Hall of Achievement. Since February 2020, Joe has served as a director of Cox Media Group. He graduated from Bentley University in Waltham, Massachusetts with a bachelor’s degree in Economics and Finance.

Qualifications:

Mr. Marchese was selected to serve as a director because of his extensive experience in the advertising industry.

24 Notice and Proxy Statement 2022

Title: Director Age: 66 Board Committees: • Audit • Nominating and Corporate Governance

Mary Teresa Rainey

Professional Experience:

Ms. Rainey OBE was founder of Rainey, Kelly Campbell Roalfe/Y&R, a major UK advertising agency, which is now part of the WPP group, and served as CEO of Rainey, Kelly Campbell Roalfe/Y&R from 1993 to 2003 and Chair from 2003 to 2005. She was also an early investor in and Executive Chair of Th_nk Ltd, a digital strategy agency, from 2006 until 2016. Prior to that, she spent 8 years in the U.S. with Chiat/Day Advertising as SVP Director of Planning. Ms. Rainey currently serves as a Non-Executive Board Director and member of the Audit, Compensation and Governance committees of Hays plc, an international recruitment company publicly traded in the U.K. She is also an investor in Charlotte Street Partners, a UK based public affairs consulting company. Between 2015-2017, Ms. Rainey served as a board director and member of the compensation committee of Pinewood Studios, a UK publicly traded international film studio, and from 2012-2018 she was Vice Chair of Channel 4 Television, a major U.K. broadcaster, where she also served on both the Audit and Ethics committees. Ms. Rainey is a MA Hons graduate of Glasgow University.

Qualifications:

Ms. Rainey was selected to serve as a director for her various executive and entrepreneurial experiences, her reputation as an internationally respected advertising leader, her extensive experience in the advertising industry and her board level experience in various listed companies.

Title: Chief Executive Officer and Director Age: 53 Board Committees: • None

Scott R. Wells

Professional Experience:

Mr. Wells has served as our Chief Executive Officer and Director since January 1, 2022. Mr. Wells is also Chief Executive Officer of Clear Channel Outdoor Americas. Mr. Wells became Executive Vice President, Chief Executive Officer Clear Channel Outdoor Americas since 2015. Previously, Mr. Wells worked at Bain Capital, where he led operational improvement and transformation efforts across a variety of investments, including Apple Leisure Group and CRC Health Group. These experiences highlight the innovation and embracement of technology throughout his career. Prior to that, Mr. Wells held several executive positions at AT&T and Dell. Mr. Wells holds a BS/BA from Virginia Tech and an MBA from the Wharton School of Business. He is Chairman of Achievement Network (ANet), an education-related non-profit, as well as Vice Chair of Communications and a board member of the Outdoor Advertising Association of America (OAAA) and serves on the board of the American Advertising Federation (AAF).

Qualifications:

Mr. Wells was selected to serve as a director because of his extensive knowledge of the Company, strategic vision and extensive experience in technology advertising.

Notice and Proxy Statement 2022 25

A Message from our Compensation Committee

The Compensation Committee of the Board of Directors oversees Clear Channel Outdoor Holdings, Inc.’s executive compensation philosophy and reviews and approves compensation for our named executive officers (NEOs). While Clear Channel Outdoor management and our independent compensation consultant provide input, it is the sole responsibility of the Compensation Committee to approve our executive compensation philosophy, plans, policies and programs.

Guided by our executive leadership team, 2021 was a year of resilience and rebound for Clear Channel Outdoor. Though the COVID-19 pandemic continues to present challenges for our business, with significant impact on our revenue as a result of a decline in advertiser spending, we saw strong momentum in 2021 as growth in some markets exceeded even 2019 revenue levels. We recognize that the uncertainty of the pandemic remains and may continue for some time, but our strong financial results reflect our ongoing recovery from its macroeconomic effects.

The compensation determinations for our NEOs reflect the strong overall performance of Clear Channel Outdoor and the contributions of our leaders to driving the year’s successes. As a result of strong business and individual performance in 2021, all NEOs earned annual incentive payouts between 170% and 173% of their individual target opportunities. This is in contrast to 2020, when as a result of the negative impact of COVID-19 on our financial results, we did not meet our 2020 financial targets and annual incentive payouts were below 50% of each NEO’s individual target opportunities. In connection with annual equity grants, in July 2021, the Company made a one-time incremental adjustment to the grant value for the NEOs, other than with respect to Mr. Eccleshare. These one-time incremental amounts were awarded in alignment with the retention awards made to the broader employee base earlier in the year, and were intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022.

Effective January 1, 2022, the Company appointed Mr. Scott R. Wells to serve as President and Chief Executive Officer of Clear Channel Outdoor as Mr. C. William Eccleshare stepped into the role of Executive Vice Chairman of the Board. Mr. Wells has served as the Chief Executive Officer of Clear Channel Outdoors America since 2015, and now brings his experience and expertise to leading the Company as a whole.

•   The Company entered into an amended and restated employment agreement with Mr. Wells in connection with his new appointment. Mr. Wells will receive an increased annual base salary and is eligible to earn an annual performance bonus based on his achievement of financial and performance criteria established by Clear Channel Outdoor. In addition, Mr. Wells is eligible for a long-term incentive opportunity with an approximate value of not less than $2,000,000. Mr. Wells also received a one-time grant of restricted stock units with a value equal to $1,000,000 in recognition of his promotion to CEO.

•   Effective January 1, 2022, Mr. Eccleshare assumed the role of Executive Vice Chairman and remains a member of the Board until December 31, 2022. Under his amended and restated employment agreement, Mr. Eccleshare will receive a decreased base salary and will be eligible for an annual performance bonus with a 110% target of such reduced base salary. He is not eligible for equity award grants in 2022, but previously granted equity awards will continue to vest and he will qualify for additional vesting upon his planned retirement on December 31, 2022.

We also continued to evaluate our compensation and governance practices to support the objectives of the business, align with our compensation philosophy and prevailing market practices, and provide incentive to deliver key financial metrics that are explicitly linked with stockholder value creation. We are committed to ensuring that our executive compensation programs evolve as necessary to support our business strategy and organizational structure.

26 Notice and Proxy Statement 2022

More details are provided on the following pages, and we look forward to getting stockholder feedback in the near future. Thank you for your continued engagement.

Thomas C. King

Compensation Committee

Thomas C. King (Chair)

Lisa Hammitt

Joe Marchese

Notice and Proxy Statement 2022 27

Compensation Discussion and Analysis

Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor,” the “Company,” “we” or “us”), a Delaware corporation, is one of the world’s largest outdoor advertising companies, providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays. Through our extensive display inventory and technology-based enhancements, we have the ability to deliver innovative, effective marketing campaigns for advertising partners globally.

We are focused on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We intend to continue to execute upon our long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses.

OUR NEOS

For 2021, our NEOs were:

Named Executive Officer[1]	Title
C. William Eccleshare	President and Chief Executive Officer of Clear Channel Outdoor
Brian D. Coleman	Executive Vice President and Chief Financial Officer of Clear Channel Outdoor
Scott R. Wells	Executive Vice President and Chief Executive Officer of the Americas division (CCOA)
Lynn A. Feldman	Executive Vice President, General Counsel and Corporate Secretary of Clear Channel Outdoor
Jason A. Dilger	Senior Vice President and Chief Accounting Officer of Clear Channel Outdoor

[1]

As described in further detail below under “Transition of Chief Executive Officer”, effective as December 31, 2021, Mr. Eccleshare stepped down from the position of President and Chief Executive Officer and assumed the role of Executive Vice Chairman of the Board of Directors, and effective as of January 1, 2022, Mr. Wells assumed the role of President and Chief Executive Officer of the Company.

IMPACT OF COVID-19

COVID-19 has had a significant adverse impact on our results of operations. Revenue in 2020 was meaningfully reduced relative to historic norms as lockdowns and reduced economic activity affected out-of-home advertising budgets. We continued to see revenues remain significantly below historic norms during the first quarter of 2021; however, we saw positive trends in revenue for each of our segments during the remainder of 2021 as the relaxation of COVID-19 restrictions and increased vaccination levels led to an increase in mobility and increased time spent out-of-home. Currently, the gap to normalized quarterly booking activity is narrowing as most business segment activity is approaching or exceeding historical seasonal levels; however, in certain instances we continue to experience customer advertising buying decisions later in the buying cycle, particularly in Europe.

Though the duration and severity of COVID-19 continue to evolve and remain uncertain, 2021 was the beginning of a return to normal for our executive compensation program, driven by our financial and operational recovery. Although we adjusted our annual incentive payout curve for 2021 so that achieving a maximum payout for our executives would be more challenging than under our traditional payout curve, strong business and individual performance resulted in annual incentive payouts between 170% and 173% of individual target opportunities. This is in contrast to 2020, when as a result of the negative impact of COVID-19 on our financial results, we did not meet our 2020 financial targets and annual incentive payouts were below 50% of each NEO’s individual target opportunities.

OUR EXECUTIVE COMPENSATION PHILOSOPHY

To ensure our leaders are driven to deliver sustained business results and achieve our financial, operational and strategic objectives, our executive compensation program is designed to link business priorities with performance. We also believe it is important to strongly align our executives’ interests with those of our stockholders by emphasizing variable pay, with a specific focus on achieving Company results that drive shareholder returns.

Our executive compensation programs are based on a pay-for-performance philosophy and are designed to:

•  Attract, motivate and retain talented executives who have the skills to drive our continued profitability, growth and success;

•  Align the interests of our executives with those of our stockholders;

•  Reward executives for sustained business results that drive stockholder value (pay-for-performance); and

•  Balance “best practices” in executive compensation design, local market practice and Company strategy.

28 Notice and Proxy Statement 2022

SUMMARY OF OUR 2021 DECISIONS

The Compensation Committee makes decisions regarding our NEOs’ total compensation (base salary, annual bonus objectives, opportunities and payments and annual equity grants) in connection with our annual performance review process. The information below summarizes these decisions for 2021. Based on market data provided by our independent compensation consultant, after making certain adjustments and compensation related decisions as described below, in aggregate, for 2021, our NEOs’ total compensation was positioned approximately at the market median.

Factors that Guided Total Compensation Decisions

•  Our executive compensation philosophy

•  Degree of achievement of key strategic financial and operational goals for 2021 (for annual incentive award payments made in early 2022 and equity grant decisions)

•  Recommendations of our CEO (other than with respect to his own compensation)

•  Advice of an independent compensation consultant

•  Market pay practices and levels

•  Historical Clear Channel Outdoor compensation

•  The impact of the COVID-19 pandemic on our employees, business and industry

•  Senior leadership transitions in early 2022

Key 2021 Compensation Decisions See page 36 for more information

Base Salary Decisions

On July 28, 2021, in connection with his transition from Executive Vice President, Chief Executive Officer Clear Channel Outdoor Americas to Chief Executive Officer (as more fully described below), we entered into an amended and restated employment agreement with Mr. Wells, pursuant to which his base salary was increased from $900,000 to $1,100,000 per annum, effective January 1, 2022.

On July 29, 2021, in connection with his transition from Chief Executive Officer to Executive Vice Chairman (as more fully described below), we entered into an amended and restated employment agreement with Mr. Eccleshare, pursuant to which his annual base salary was reduced from $1,250,000 to $625,000 per annum, effective January 1, 2022.

Effective January 1, 2022, in connection with entering into his amended and restated employment agreement, Mr. Dilger received a base salary increase of 8.1%, pursuant to which his annual base salary was increased from $370,000 to $400,000, which was applied retroactively to October 1, 2021.

2015 Executive Incentive Plan (Annual Incentive Plan) Decisions

Although we adjusted our annual incentive payout curve for 2021 so that achieving a maximum payout for our executives would be more challenging than under our traditional payout curve, strong business performance across all of our business units, along with the achievement of individual performance objectives resulted in our NEOs earning annual incentive payouts between 170% and 173% of their individual target opportunities, paid in March 2022.

Equity Grant Decisions

On July 27, 2021, Messrs. Eccleshare, Wells, Coleman and Dilger and Ms. Feldman received equity grants with a fair market value ranging from $374,907 to $1,947,577 (the “Annual Grants”), which included an additional one-time incremental grant value that was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022. The value received factored each NEO’s performance during their tenure at Clear Channel Outdoor,

Notice and Proxy Statement 2022 29

including during the prior year, their long-term potential, retention considerations, the value of certain equity grants made in prior years and market practices for comparable positions.

Each Annual Grant, in aggregate consisted of approximately 50% restricted stock units and approximately 50% performance stock units. The restricted stock units granted pursuant to Mr. Eccleshare’s Annual Grant vest in two equal installments on April 1, 2022 and 2023. The restricted stock units granted pursuant to the Annual Grants to the other NEOs vest in three equal installments on April 1 of 2022, 2023 and 2024, subject to each NEO’s continued employment through each vesting date. The performance stock units are earned based on Relative Total Shareholder Return (TSR) relative to the Company’s peer group for the period from July 1, 2021 through March 31, 2024.

SUPPORTING OUR PAY-FOR-PERFORMANCE PHILOSOPHY

In support of our pay-for-performance philosophy and achievement of strong Company results, the majority of the total compensation opportunity that our President and CEO and other NEOs received in 2021 is “at-risk” and dependent upon future performance.

Consistent with Clear Channel Outdoor’s overall executive compensation philosophy, NEOs are rewarded for their strong leadership and individual performance, while providing them with equity incentives to ensure alignment of their interests with those of our stockholders. For Mr. Eccleshare, approximately 81% of his annualized total direct compensation opportunity (base salary, target annual incentive award and the annualized value of recent equity grants) is at-risk, as shown below. This is aligned with our media industry peers. On average, the annualized total direct compensation “at risk” for our NEOs, other than Mr. Eccleshare, is approximately 74%.

The majority of annualized total direct compensation for our NEOs — approximately 81% for our President and CEO and on average approximately 74% for our other NEOs — is “at-risk” based on the achievement of specific performance goals and stock price performance.

CEO	Other NEOs (average)

[1]

Long-term incentives are presented on an “annualized” basis, which better reflects our intended targeted 2021 compensation mix. These annualized values reflect the sum of the full grant date fair value of the Annual Grants, and the May 22, 2019 and June 3, 2019 grants, which were one-time grants, spread over four and three years, respectively.

30 Notice and Proxy Statement 2022

ALIGNING PAY WITH PERFORMANCE

We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2021, the at-risk components of our ongoing executive compensation program were designed as follows:

Element	Objective	Time Horizon	Metrics	Cash or Equity
Annual Incentive Plan (Short-term)	Reward achievement of annual Company, business unit and/or individual performance goals	1 year	70% based on achievement of Plan Adjusted EBITDA[2] 30% based on other qualitative individual performance objectives	Cash
Restricted Stock Units (RSUs) (Long-term)	Promote executive retention Reinforce ownership in the Company	3 years[1]	Stock price appreciation and continued employment	Equity
Performance Stock Units (PSUs) (Long-term)	Reward long-term shareholder value creation Emphasizes long-term view	3 years[1]	Relative Total Shareholder Return (TSR) performance	Equity

[1]

The time horizon for the vesting of the July 27, 2021 annual equity awards is 2.75 years for our NEOs, other than with respect to Mr. Eccleshare’s equity awards. Mr. Eccleshare’s July 27, 2021 annual equity award vests over 1.75 years.

[2]

Plan Adjusted EBITDA is defined as revenue less direct operating expenses and selling, general and administrative expenses, excluding restructuring and other costs, which are defined as costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs; excluding bonus expenses.

Notice and Proxy Statement 2022 31

COMPENSATION FACTORS AND GOVERNANCE

The Compensation Committee applies a number of governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to assure the alignment of executive and stockholder interests.

What We Do	What We Don’t Do

✓  Deliver a significant portion of executive compensation through performance-based at-risk pay

✓  Maintain a peer group for benchmarking pay

✓  Set challenging short- and long-term incentive objectives

✓  Provide strong oversight to monitor our equity share usage and avoid excessive levels of dilution

✓  Require stock ownership by executives, with minimum ownership levels defined by role

✓  Have double-trigger change-in-control arrangements

✓  Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company

✓  Offer market-competitive benefits for executives that are generally consistent with the benefits provided to the rest of our employees

✓  Consult with an independent consultant on compensation levels and practices

✓  Require reimbursement or forfeiture of any excess incentive compensation in the case of an accounting restatement resulting from fraud or misconduct

×   No across-the-board base salary increases

×   No guaranteed bonus payments

×   No hedging or pledging of equity

×   No re-pricing of stock options

×   No tax gross ups upon a change of control

×   No excessive perquisites

×   No supplemental executive retirement plans

STOCKHOLDER INPUT ON EXECUTIVE COMPENSATION

We value the opinions of our stockholders, and we welcome input on our executive compensation program. In evaluating the design of our executive compensation and the compensation decisions for each of our NEOs, the Compensation Committee considers stockholder input, including investor questions relating to alignment between executive compensation and stockholder returns. Because half of the annual equity grants awarded to our NEOs is tied to relative TSR, we believe that there is alignment between executive compensation and stockholder returns.

We also consider the advisory “say-on-pay” vote in evaluating the design of our executive compensation and the compensation decisions for each of the NEOs. In May 2021, Clear Channel Outdoor held a stockholder advisory vote on the compensation of Clear Channel Outdoor’s NEOs. Approximately 95% of the votes cast approved the compensation of Clear Channel Outdoor’s NEOs. At our annual meeting of stockholders held on May 26, 2017, our stockholders recommended, and the Board determined, that the stockholder vote on the compensation of our NEOs would occur every three years. Our Board has determined, however, to change the frequency of the “say-on-pay” votes to occur every year, in order to allow us to obtain stockholder input on our executive compensation program on a more regular basis. Accordingly, a say-on-pay advisory vote was held at the annual meeting in 2021 and will also be held at this annual meeting and at our annual meeting in 2023. At our annual meeting in 2023, we also expect to hold our next vote on the frequency of say-on-pay votes.

32 Notice and Proxy Statement 2022

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors administers the executive compensation program for all NEOs, as well as other executives within the Company. While Clear Channel Outdoor management provides input, it is the responsibility of the Compensation Committee to evaluate and approve our executive compensation philosophy, plans, policies and programs.

The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, management, including the Chief Executive Officer, provides recommendations to the Compensation Committee on the compensation of the NEOs. The Chief Executive Officer does not make recommendations on his own pay.

These recommendations take into consideration the competitive market pay data provided by the Board’s independent consultant, as well as an evaluation of the NEO’s role, contributions and performance in achieving Company performance and long-term potential.

(See more below on the Board’s independent compensation consultant.)

»

The Compensation Committee considers these recommendations together with the input of our independent compensation consultant. Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our compensation philosophy.

All aspects of the Chief Executive Officer’s compensation are determined solely by the Compensation Committee, with input from the independent compensation consultant.

»

For the coming year, the Compensation Committee will review and approve:

•  Objectives for each NEO

•  Variable pay target opportunities for annual incentive awards

•  Performance metrics for the annual incentive award

Subsequently, each year in the spring, the Compensation Committee will review and approve long-term equity incentive grants and related performance metrics.

The Compensation Committee ensures that performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

Though the Compensation Committee has ultimate responsibility for compensation-related decisions, we retain WTW as an independent consultant on executive compensation matters. WTW provides market analyses and recommendations that inform the Compensation Committee’s decisions, shares updates on market trends and the regulatory environment as it relates to executive compensation, reviews various executive compensation proposals presented by management to the Compensation Committee and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.

Pursuant to the rules of the SEC, the Compensation Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent WTW from independently representing the Compensation Committee.

Notice and Proxy Statement 2022 33

ROLE OF THE EXECUTIVE COMPENSATION PEER GROUP

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually review the compensation we offer our executives against executives within our peer group of companies. In 2021 we worked with our independent compensation consultant WTW to determine our peer group. Our peer group review consisted of a multi-dimensional analysis whereby we selected companies determined to be:

Clear Channel Outdoor’s revenues are positioned near the 30th percentile of our peer group. We generally target total compensation packages for NEOs to reflect the 50th percentile of our peer group of companies when financial and operational goals are achieved.

•	Similar in size (primarily revenue - generally 0.5x - 2.5x that of Clear Channel, as well as market capitalization) and complexity to Clear Channel Outdoor

•	In the media or similar industry, including broadcasting, outdoor advertising, marketing/advertising and publishing

•	In competition with Clear Channel Outdoor for executive talent

Our peer group will be regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee approved the following peer group for 2021:

2021 Executive Compensation Peer Group

AMC Networks, Inc. Audacy, Inc. Gannett Co., Inc. Gray Television, Inc. Lamar Advertising Company	Stagwell, Inc. Meredith Corporation Nexstar Media Group, Inc. Nielsen Holdings plc Outfront Media, Inc.	Quad/Graphics, Inc. Sinclair Broadcast Group, Inc. Sirius XM Holdings, Inc. TEGNA, Inc. The New York Times Company

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

34 Notice and Proxy Statement 2022

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

CCOH’s executive compensation consists of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of CCOH’s executive compensation and their purpose:

Element	Objective	Type of Compensation	Key Features
Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media industry and broader market	Cash	• Reflects individual skills, experience, responsibilities and performance over time • Provides a stable and reliable source of income
Short-Term Incentive — Annual Incentive Plan	Encourage focus on performance that achieves specific short-term goals	Cash	• Performance-based reward tied to achievement of short-term (annual) corporate, business unit and individual performance goals • Pays only if threshold performance levels or above are met
Long-Term Incentive — Restricted Stock Units (RSUs)	Promote executive retention over the long-term and align compensation over a multi-year period directly with the interests of stockholders	Equity	• Aligns executive and stockholder interests • Promotes retention and enhances executive stock ownership • Links value to stock price
Long-Term Incentive — Performance Stock Units (PSUs)	Reward long-term stockholder value creation and emphasize a long-term view	Equity

•  Performance-based rewards tied to achievement of long-term Total Shareholder Return (TSR) goals

•  Vests only if threshold performance levels or above are met

•  Aligns executive and stockholder interests

•  Links value to stock price and emphasizes relative outperformance of shareholder returns

Other Benefits	Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits	Benefit

•  401(k) retirement plan available to all employees

•  Broad-based benefits available to all employees

•  Private medical insurance and contributions to a private pension plan for Mr. Eccleshare, who is a citizen of the United Kingdom

•  Limited perquisites

Severance Agreements	Protects the Company and NEOs from certain termination events	Benefit

•  Facilitates an orderly transition in the event of management changes

•  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•  Provides confidentiality, non-compete and non-solicit protections

Notice and Proxy Statement 2022 35

ANALYSIS OF 2021 COMPENSATION DECISIONS

All compensation decisions for 2021 for Clear Channel Outdoor’s NEOs were made by the Compensation Committee.

Base Salary

We establish base salaries for NEOs that reflect each executive’s experience, expertise and the complexity of their role, as well as current competitive compensation data. The Compensation Committee reviews base salaries of our NEOs annually and approves increases considering factors such as performance and market competitiveness.

2021 Base Salary Decisions

None of our NEOs received based salary increases in 2021, other than Mr. Dilger, as described below.

	12/31/2020 Salary	12/31/2021 Salary	Percent Change
C. William Eccleshare(1)	$1,250,000	$1,250,000	0.0%
Brian D. Coleman	$650,000	$650,000	0.0%
Scott R. Wells(2)	$900,000	$900,000	0.0%
Lynn A. Feldman	$600,000	$600,000	0.0%
Jason A. Dilger(3)	$370,000	$400,000	8.1%

(1)

On July 29, 2021, in connection with his transition from Chief Executive Officer to Executive Vice Chairman (as more fully described below), we entered into an amended and restated employment agreement with Mr. Eccleshare, pursuant to which his annual base salary was reduced from $1,250,000 to $625,000 per annum, effective January 1, 2022.

(2)

On July 28, 2021, in connection with his transition from Executive Vice President, Chief Executive Officer Clear Channel Outdoor Americas to Chief Executive Officer (as more fully described below), we entered into an amended and restated employment agreement with Mr. Wells, pursuant to which his base salary was increased from $900,000 to $1,100,000 per annum, effective January 1, 2022.

(3)

Effective January 1, 2022, in connection with entering into his amended and restated employment agreement, Mr. Dilger received a base salary increase of 8.1%, pursuant to which his annual base salary was increased from $370,000 to $400,000, which was applied retroactively to October 1, 2021.

Annual Incentive Plan

The 2015 Executive Incentive Plan (the “annual incentive plan”) provides NEOs with the opportunity to earn rewards based on the achievement of annual corporate and individual performance goals set by the Compensation Committee. Each NEO has a target award opportunity, with no minimum (that is, the actual payment could be 0%) and a maximum of 200% of their target opportunity.

Actual target awards are based on:

36 Notice and Proxy Statement 2022

Prior to 2021, our annual incentive plan had a threshold payout at an achievement of 90% of the applicable target Adjusted EBITDA and a maximum payout at an achievement of 115% of the applicable target Adjusted EBITDA. For 2021, due to uncertainties around COVID-19, we adjusted our annual incentive payout curve so that the threshold payout would be achieved earlier but also so that achieving a maximum payout for our executives would be more challenging than under our traditional payout curve.

After the end of the fiscal year, the Compensation Committee determines the earned amounts by measuring the level of achievement of the Adjusted EBITDA-based performance goals and the individual performance goals. No award is earned under the Adjusted EBITDA performance goal if a minimum threshold of performance (80% of the applicable target Adjusted EBITDA for each individual) is not achieved, and the maximum amount is earned only if the performance is at or above a maximum level (125% of the applicable target Adjusted EBITDA for each individual). The Compensation Committee may, at its discretion, modify the awards earned for the Adjusted EBITDA objective and/or individual performance goals, as applicable.

Annual Incentive Plan Financial Measure

We present Adjusted EBITDA as an externally reported measure of performance because we believe Adjusted EBITDA helps investors understand our operating performance as compared to other outdoor advertisers, it is widely used in practice and it is one of the primary measures used for planning and forecasting of future periods.

We define Adjusted EBITDA as revenue less direct operating expenses and selling, general and administrative expenses, excluding restructuring and other costs, which are defined as costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs. For purposes of the annual incentive plan, Adjusted EBITDA excludes bonus expenses.

Annual Incentive Plan Objectives and Results

For 2021, annual incentive plan objectives were established by the Compensation Committee at the beginning of the fiscal year for both CCOA and CCOH.

The financial objectives for our NEOs reflect their roles as follows:

•	The financial objectives for Messrs. Eccleshare and Coleman were based on Clear Channel Outdoor (CCOH) Adjusted EBITDA

•	Mr. Wells’ financial objective was based on CCOA Adjusted EBITDA

•	The financial objectives for Ms. Feldman and Mr. Dilger were based on achievement of Clear Channel Outdoor (CCOH) and CCOA Adjusted EBITDA (with the weighting split 35% on each).

Mr. Eccleshare

2021 Individual Performance Objectives:

•	Lead the business toward a post-COVID-19 future;

•

Lead and collaborate to advance CCOA strategy, including through growth of CCOA EBITDA ahead of revenue, support of key investments within the division and advancement of key cultural and talent initiatives across the Company;

Notice and Proxy Statement 2022 37

•

Continue to implement the investor relations strategy in alignment with corporate transactions with a view of reinforcing the positive messages to investors and markets on the impact of corporate transactions on the remaining organization and share price;

•	Accelerate the development of our programmatic offer and RADAR across all divisions and deliver further efficiencies in technology spend in Europe; and

•	Continue to set the tone from the top on compliance and support all related initiatives throughout the organization.

Key Achievements: Mr. Eccleshare led the Clear Channel organization and our senior leadership team throughout 2021 in managing the Company in the face of the pandemic, including encouraging return to office initiatives while being respectful of national government mandates and employee surveys, continued communications across our global leadership team, and an increased focus on our succession planning and diversity and inclusion initiatives. In addition, Mr. Eccleshare developed and implemented strategic operating plans across various international locations, achieved RADAR going live in the UK, Spain and Sweden and continued to integrate a compliance culture across the business.

Mr. Coleman

2021 Individual Performance Objectives:

•	Assume oversight of international corporate finance in conjunction with corporate restructuring plan;

•	Lead/support various processes to optimize desired outcome of strategic initiatives;

•	Manage capital structure and ensure adequate corporate liquidity;

•	Build CCOH finance “identity”;

•	Improve communications with the Board and emphasize all areas of finance, including audit and control; and

•	Maintain operational excellence by ensuring that the Company’s financial units are strategically aligned and performing effectively.

Key Achievements: Mr. Coleman played a key role in the support and management of multiple critical strategic initiatives during the course of 2021, including leading our liquidity initiatives and providing ongoing support for our M&A-related activities. Mr. Coleman continued to lead CCOH’s highly functional corporate finance structure and executed on various initiatives relating to negotiating a second amendment to the Company’s revolver, which provides additional financial flexibility to bridge the financial/liquidity impact of the pandemic, and the preparation and presentation of materials for the Board. Mr. Coleman successfully managed functional challenges including work from home/partial return to office dynamics to ensure effective performance of corporate teams and delivery of financial support/services. Additionally, he assisted with successfully managing our CEO transition in early 2022.

Mr. Wells

2021 Individual Performance Objectives:

•	Drive cultural change to embrace a growth-centric approach, including through growth of CCOA EBITDA ahead of revenue;

•	Continue momentum of largest clients through the execution of growth plans;

•	Enhance digital tool set, communicate capabilities and use innovation to grow customer base;

•	Drive local sales growth;

•	Shepherd major investment opportunities to successful outcomes; and

•	Promote winning culture and continue to drive high talent standards.

Key Achievements: Mr. Wells led the Clear Channel America’s business unit in 2021, notably including the achievement of growing EBITDA faster than revenue by 37%. Mr. Wells was responsible for several sales and

38 Notice and Proxy Statement 2022

operational accomplishments, including leading the evolution of our inventory and sales systems and our digital tools and capabilities. Additionally, Mr. Wells led the return to office and safety initiatives in the Americas, increased the focus on diversity and inclusion initiatives within the business and maintained recognition and increased cross-market competition despite COVID-19 restrictions.

Ms. Feldman

2021 Individual Performance Objectives:

•	Deliver on corporate transactions;

•	Provide effective board management and enhance corporate secretarial functional improvements;

•	Further development of executive compensation function;

•	Implementation of legal reorganization;

•	Continued development of compliance program; and

•	Continued development of legal support for growth initiatives.

Key Achievements: Ms. Feldman led the Clear Channel legal and compliance functions throughout 2021, and played a key role in supporting and negotiating various corporate transactions. In addition, Ms. Feldman led several operational achievements within the legal function, including improvements relating to the management of Board and shareholder meetings, enhancements to proxy and 10-K disclosures and further development of compliance and internal training programs. Ms. Feldman developed a cross-divisional committee to align on compensation strategy and continued to support the roll out of diversity and inclusion initiatives within the organization. Additionally, she assisted with successfully managing our CEO transition in early 2022.

Mr. Dilger

2021 Individual Performance Objectives:

•	Drive operational excellence within the global accounting function;

•	Support capital markets transactions and other strategic initiatives;

•	Enhance and broaden business services functions;

•	Assume direct leadership responsibilities for corporate Europe and Latin America accounting teams; and

•	Continue to lead return to office initiative in alignment with evolving COVID-19 restrictions.

Key Achievements: Mr. Dilger led the Clear Channel accounting and business services functions throughout 2021 and played a key role in supporting several strategic initiatives throughout the year including capital market transactions and restructuring programs. He created enhancements to our financial reporting and earnings releases; improved on business services operating metrics and automations; and provided support relating to Treasury and other initiatives. Mr. Dilger successfully took on direct responsibility for the Europe and Latin America corporate accounting functions which supported cost savings initiatives and strengthened in country CFO communications. In addition, he enabled staff to provide uninterrupted accounting and business services support through a nimble combination of at office and at home work arrangements and active employee engagement discussions and other related activities.

Notice and Proxy Statement 2022 39

2021 Annual Incentive Award (paid in March 2022)

As a result of strong business performance across all our business units, along with the achievement of their individual performance objectives, the Committee deemed that each of the NEOs achieved above “target” levels of their performance objectives and that it was appropriate to approve payouts between 170% and 173% of each NEO’s individual target opportunities. The following table provides a summary of the earned annual incentive payouts for each NEO in 2021, to be paid in March 2022.

	Total Target as a % of Base Salary	Total Target Award Opportunity	Financial Portion Weight	Financial Portion Actual % of Target	MBO Portion Weight	MBO Portion Actual % of Target	Total Actual as a % of Target	Total Actual Amount Awarded
C. William Eccleshare	110%	$1,375,000	70%	200%	30%	110%	173%	$2,378,750
Brian D. Coleman	100%	$650,000	70%	200%	30%	100%	170%	$1,105,000
Scott R. Wells	100%	$900,000	70%	200%	30%	110%	173%	$1,557,000
Lynn A. Feldman	100%	$600,000	70%	200%	30%	110%	173%	$1,038,000
Jason A. Dilger	60%	$226,537	70%	200%	30%	110%	173%	$391,909

Clear Channel Outdoor Holdings Supplemental Incentive Plan

The Clear Channel Outdoor Holdings (CCOH) supplemental incentive plan (SIP) was intended to provide additional bonus opportunities as an incentive to the NEOs to contribute to the growth, profitability and increased stockholder value of CCOH and for the retention of such executives. In 2018, Mr. Eccleshare participated in the SIP with an incentive opportunity of $300,000, based on achieving certain additional performance objectives established by Clear Channel Outdoor’s pre-Separation Compensation Committee for Mr. Eccleshare with respect to Clear Channel Outdoor’s business.

Of the $300,000 SIP bonus earned with respect to 2018 performance, $100,000 was paid at the end of February 2019, $100,000 was paid at the end of February 2020, and the remaining $100,000 was paid at the end of February 2021.

Equity Grants

Equity grants help to align executive interests with those of our stockholders. We have designed our annual equity program to support the objectives of our business, align with market practice, and provide incentive to deliver key financial metrics that are explicitly linked with stockholder value creation.

The annual equity grant was awarded to our NEOs on July 27, 2021. In future years, we intend to follow a standard practice of making annual equity grants in the first half of the year. Our long-term incentive program is made up of 50% restricted stock units (RSUs) and 50% performance stock units (PSUs). The following criteria are evaluated for each of our NEOs when determining the value of their annual equity award:

•	Performance over the long term;

•	Performance during the prior year;

•	Long-term potential;

•	Economics of certain equity grants made in prior years;

•	Retention considerations; and

•	Market practices for comparable positions.

40 Notice and Proxy Statement 2022

	Restricted Stock Units (RSUs)	Performance Stock Units (PSUs)
Definition	Clear Channel Outdoor shares that vest upon meeting time-based vesting conditions	Clear Channel Outdoor shares that are earned by the executive upon achieving Relative Total Shareholder Return (TSR) performance goals and time-based vesting conditions
Value	Clear Channel Outdoor stock price at vesting	Clear Channel Outdoor stock price at vesting
% of Equity Grant	50%	50%
Performance Metric	Time	Relative Total Shareholder Return (TSR) relative to the Company’s peer group
Vesting	One-third annually (on the anniversary of the grant) over three years[1]	0% to 150% after three-year performance period based on achievement of performance goal[2]

[1]	July 2021 grant will vest over 1.75 years for Mr. Eccleshare and 2.75 years for the other NEOs, in each case with the first tranche vesting in April 2022.

[2]	July 2021 grant performance is based on Relative TSR from July 1, 2021 through March 31, 2024, with payout within 60 days of the performance period conclusion.

Adoption of the 2012 Second Amended and Restated Stock Incentive Plan

On May 5, 2021, the Company’s stockholders approved the adoption of the 2012 Second Amended and Restated Equity Incentive Plan (the “2021 Plan”), which amends and restates the 2012 Amended and Restated Stock Incentive Plan. The 2021 Plan is a broad-based incentive plan that provides for granting stock options, stock appreciation rights, restricted stock, restricted stock units, and performance-based cash and stock awards to any of the Company’s or its subsidiaries’ present or future directors, officers, employees, consultants, or advisers. The Company had 34,132,684 shares available for issuance under the 2021 Plan as of December 31, 2021, assuming a 100% payout of the Company’s outstanding performance stock units.

2021 Equity Compensation Decisions

On July 27, 2021, Messrs. Eccleshare, Wells, Coleman and Dilger and Ms. Feldman received the Annual Grants. The grant date fair value of each award was based on each NEO’s performance over the long term and during the prior year, their long-term potential and retention considerations, and market practices for comparable positions. The equity grants consisted of 50% RSUs and 50% PSUs. The RSUs vest in three equal installments on April 1 of 2022, 2023 and 2024 for each NEO other than Mr. Eccleshare. The RSUs for Mr. Eccleshare vest in two equal installments on April 1 of 2022 and 2023. The PSUs are earned based on the Company’s Relative Total Shareholder Return (TSR) achievement against the S&P 600 Index, and the entire earned amount will be paid out within 60 days following the end of the performance period on March 31, 2024. The value of these awards, other than with respect to Mr. Eccleshare, included a

Notice and Proxy Statement 2022 41

one-time incremental addition to their regular annual grant value, which was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022.

	Regular Annual RSUs	Regular Annual PSUs	Incremental RSUs	Incremental PSUs	Total 2021 Grant Value
C. William Eccleshare	$947,579	$999,998	N/A	N/A	$1,947,577
Brian D. Coleman	$473,791	$499,999	$230,972	$243,749	$1,448,511
Scott R. Wells	$568,550	$600,000	$319,806	$337,500	$1,825,856
Lynn A. Feldman	$331,652	$350,000	$213,204	$225,000	$1,119,856
Jason A. Dilger	$94,757	$100,000	$87,650	$92,500	$374,907

Using Relative Total Shareholder Return (“TSR”) as the PSU Performance Metric

Relative TSR compared to the S&P 600 Index was selected as the performance metric for PSU awards because it rewards long-term stockholder value creation, aligning the interests of our executives and stockholders. The TSR of Clear Channel Outdoor will be measured at the end of the performance period relative to the Company’s peer group.

The TSR calculation for Clear Channel Outdoor and each of the companies in the Company’s peer group will be based on the average stock price of each company over the 20 trading days following the beginning of the performance period, and the average stock price of each company over the 20 trading days prior to the end of the performance period (defined at grant). Based on the payout scale of the plan, the percentile rank translates into a payout percentage. The target number of shares is then multiplied times the payout percent to determine the earned number of shares that will be distributed to the participant once the award is vested.

PSUs Granted in 2021

Pursuant to the PSUs granted on July 27, 2021, each NEO is eligible to receive shares of Clear Channel Outdoor common stock ranging from 0% to 150% of target based on Clear Channel Outdoor’s achievement of a Relative TSR goal over the performance period from July 1, 2021 to March 31, 2024:

Total Shareholder Return Relative to S&P 600

	Performance Goal	Performance Vesting Percentage
Below Threshold Level	<30th Percentile relative to S&P 600	0%
Threshold Level	30th Percentile relative to S&P 600	50%
Target Level	60th Percentile relative to S&P 600	100%
Maximum Level	90th Percentile relative to S&P 600	150%

Note: Straight line interpolation is used to determine the performance vesting percentage between threshold and maximum.

PSUs Granted in 2020 and 2019

We granted PSUs on October 20, 2020 (the “2020 PSUs”). The performance period for the 2020 PSUs is in progress, and the payout of the 2020 PSUs will not be determinable until after the performance period is completed on March 31, 2023. Pursuant to the 2020 PSUs, each NEO is eligible to receive shares of Clear Channel Outdoor common stock ranging from 0% to 150% of target based on Clear Channel Outdoor’s achievement of a Relative TSR goal over the 2.5-year performance period from October 1, 2020 to March 31, 2023, based on the same performance goals as described for our 2021 PSUs.

We granted PSUs on October 15, 2019 (the “2019 PSUs”). The performance period for the 2019 PSUs is in progress, and the payout of the 2019 PSUs will not be determinable until after the performance period is completed on March 31, 2022. Pursuant to the 2019 PSUs, each NEO is eligible to receive shares of Clear Channel Outdoor common stock ranging from 0% to 150% of target based on Clear Channel Outdoor’s achievement of a Relative TSR goal over the 2.5-year performance period from October 1, 2020 to March 31, 2022, based on the same performance goals as described for our 2021 PSUs.

42 Notice and Proxy Statement 2022

EXECUTIVE BENEFITS AND PERQUISITES

In 2021, we provided retirement benefits to our NEOs, except Mr. Eccleshare, through Company matching contributions to the 401(k) retirement savings plan as well as access to health, disability and life insurance programs, which are the same plans available to all U.S. employees.

Mr. Eccleshare, who is a citizen of the United Kingdom, participates in a private pension plan (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension plan. The pension plan provides pension income at retirement based upon contributions made during the employee’s years of participation. Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions (or provide cash benefits to him as salary in lieu of such contributions). Pursuant to his employment agreement, he also receives a car allowance in the United Kingdom, and tax services and gross-up. In addition, because he is a citizen of the United Kingdom, Clear Channel Outdoor provides private medical insurance benefits and supplemental life insurance to Mr. Eccleshare. During 2021, the Company also paid certain legal fees associated with the negotiation of Mr. Eccleshare’s new employment agreement.

The Company has a furnished apartment in New York City that Mr. Wells uses when he is working in our corporate office in New York. We also pay for Mr. Wells’ travel expenses between his home in Massachusetts and New York City, and certain other expenses, including transportation and non-working meals, while he is working in New York City. These amounts are included under “Other Compensation” in the Summary Compensation Table based on SEC guidance. During 2021, the Company also paid certain legal fees associated with the negotiation of Mr. Wells’ new employment agreement.

OTHER KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Stock Ownership Guidelines

Our stock ownership guidelines, effective January 1, 2020, require all NEOs and other members of the Executive Team with a base salary of at least $500,000 to hold a minimum number of shares of Clear Channel Outdoor stock while serving in their leadership position. The guidelines are intended to further align the interests of executives with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience.

Shares counted toward meeting the requirement include direct owned shares (including after-tax vested RSUs) and unvested RSUs. Unvested stock options and unearned PSUs do not count toward meeting the requirement. The ownership value for each participant will be measured annually based on the closing stock price as of December 31.

Current executives had five years from January 1, 2020 to meet the ownership guideline requirements for their position. New hires and newly promoted executives will have five years from their hire/promotion date to meet their requirement. Executives who have not yet met their requirement will be evaluated on a case-by-case basis. As of December 31, 2021, all of our NEOs exceeded their applicable requirement set forth in the table below.

Named Executive Officer	Stock Ownership Guideline
C. William Eccleshare	5 times base salary
Brian D. Coleman	3 times base salary
Scott R. Wells*	3 times base salary
Lynn A. Feldman	3 times base salary
Jason A. Dilger	1 times base salary

*	As of January 1, 2022, upon becoming our Chief Executive Officer, Mr. Wells became subject to a stock ownership requirement equal to 5 times his base salary, which he exceeded as of December 31, 2021.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy prohibits hedging and pledging of our securities by any employee, including our NEOs without the prior approval of our General Counsel’s office.

Clawback Policy

The Compensation Committee has adopted a Clawback Policy that is applicable to our current and former NEOs and such other senior executives and employees as the Compensation Committee may designate from time to time. The policy provides that if the Compensation Committee determines one or more such individuals committed fraud or willful

Notice and Proxy Statement 2022 43

misconduct that caused or contributed to Clear Channel Outdoor restating its financial statements due to material noncompliance with financial reporting requirements under the securities laws, then the Compensation Committee will require reimbursement or forfeiture of any excess cash or equity incentive compensation, as defined in the policy, received by such individuals during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

SEVERANCE AGREEMENTS

Each NEO is entitled to certain payments and benefits in certain termination situations or upon a change in control. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. Clear Channel Outdoor believes that its severance arrangements facilitate an orderly transition in the event of changes in management. For further information on severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments”.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Code placed a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor could deduct for Federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2018, such that compensation paid to Clear Channel Outdoor’s covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. To maintain flexibility in compensating the NEOs in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and may award compensation that is not deductible to the extent consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the 2021 Plan, in accordance with the requirements of FASB ASC Topic 718.

44 Notice and Proxy Statement 2022

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2021 Annual Report on Form 10-K.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Thomas C. King (Chair)

Lisa Hammitt

Joe Marchese

Notice and Proxy Statement 2022 45

EXECUTIVE COMPENSATION TABLES

The Summary Compensation Table below provides compensation information for the years ended December 31, 2021, 2020 and 2019 for our NEOs, which consist of the principal executive officer, the principal financial officer and the next three most highly compensated executive officers serving during 2021. As described below under “Certain Relationships and Related Party Transactions—Certain Relationships and Related Party Transactions Prior to the Separation—Corporate Services Agreement,” a portion of the compensation for 2019 for Brian D. Coleman paid by iHeartMedia was allocated to us in recognition of the services provided to us. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to him directly.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
C. William Eccleshare Chief Executive Officer(e)	2021	1,334,926		—		1,947,577	—	2,540,365		411,903		6,234,771
	2020	1,174,054	(f)	871,521		1,449,029	—	715,892		327,463		4,537,958
	2019	1,295,950	(f)	—		2,929,549	4,500,000	1,512,071		339,608		10,577,178

Brian D. Coleman Executive Vice President, Chief Financial Officer	2021	650,000		—		1,448,511	—	1,105,000		5,000		3,208,511
	2020	617,500		—		966,019	—	292,500		5,000		1,881,019
	2019	519,393	(g)	12,500	(g)	1,356,022	—	595,294	(g)	2,152	(g)	2,485,362

Scott R. Wells Chief Executive Officer – Americas division	2021	900,000		—		1,825,856	—	1,557,000		108,978		4,391,834
	2020	832,500		—		1,159,223	—	405,000		137,683		2,534,406
	2019	850,000		—		1,199,998	—	1,114,721		221,614		3,386,333

Lynn A. Feldman	2021	600,000		—		1,119,856	—	1,038,000		9,579		2,767,436
Executive Vice President, General Counsel and Secretary	2020	570,000		93,375		676,213	—	270,000		26,293		1,653,881
	2019	476,667		110,875		848,408	—	502,392		29,471		1,967,813

Jason A. Dilger	2021	378,769	(h)	—		374,907	—	391,909		7,002		1,152,586
Chief Accounting Officer	2020	351,500		—		193,204	—	99,900		11,933		656,537
	2019	351,167		75,000		134,999	—	240,232		17,027		818,425

(a)	The amounts reflect:

•

For Mr. Eccleshare for 2020, a cash payment of $871,521 as a 2020 retention award, pursuant to his 2019 employment agreement, which was entered into on March 1, 2019 to support his retention during the Company’s separation from iHeartMedia.

•	For Mr. Coleman for 2019, a cash payment pursuant to his new employment contract with Clear Channel Outdoor.

•

For Ms. Feldman, (1) for 2020, a cash payment of $93,375 as a retention award; (2) for 2019, a cash payment of $17,500 pursuant to the first amendment to her employment contract and (3) for 2019, a cash payment of $93,375 as a retention award.

•	For Mr. Dilger, a cash payment in 2019 of $75,000 as a retention award.

(b)

The amounts shown in the Stock Awards column include the full grant date fair value of options, restricted stock, restricted stock units (“RSUs”) and performance stock units (“PSUs”) awarded to Messrs. Eccleshare, Coleman, Wells and Dilger and Ms. Feldman, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock awards and RSUs, the grant date fair value is based on the closing price of our Class A common stock (prior to the Separation) or common stock (from and after the Separation), as applicable, on the date of grant. For PSUs, the grant date fair value is based on a Monte Carlo simulation model as of the grant date. The probable outcome for the PSUs awarded in 2021 was estimated at the target payout level, or 100%. The grant date fair value of PSUs awarded in 2021 assuming the target and maximum levels of performance are achieved are as follows:

Name	Grant Date Fair Value Assuming Target Performance ($)	Grant Date Fair Value Assuming Maximum Performance ($)
Mr. Eccleshare	$999,998	$1,499,997
Mr. Coleman	743,748	1,115,622
Mr. Wells	937,500	1,406,250
Ms. Feldman	575,000	862,500
Mr. Dilger	192,500	288,750

46 Notice and Proxy Statement 2022

The amount shown in the Option Awards column includes the full grant date fair value of stock options awarded to Mr. Eccleshare pursuant to his employment agreement, signed in 2019. The value was computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. The strike price of these options is $5.11 and therefore, as of December 31, 2021, the value of the options is $0.

See “Grants of Plan-Based Awards” for additional details.

For further discussion of the assumptions made in valuation, see also Note 14-Stockholders’ Deficit beginning on page 90 of our 2021 Annual Report on Form 10-K.

(c)	The amounts reflect:

•

For Mr. Eccleshare, (1) cash payments of $2,540,365 for 2021, $616,290 for 2020 and $1,313,908 for 2019 from Clear Channel Outdoor as annual incentive plan awards under the 2015 Executive Incentive Plan pursuant to pre-established performance goals; (2) for 2020, a cash payment in 2021 of the final one-third ($100,000) of the $300,000 earned pursuant to the 2018 SIP bonus; and (3) for 2019, a cash payment in 2020 of (a) the final one-third ($100,000) of the $300,000 earned pursuant to the 2017 SIP bonus and (b) the second one-third ($100,000) of the $300,000 earned pursuant to the 2018 SIP bonus.

•

For Mr. Coleman, cash payments of $1,105,000 for 2021, $292,500 for 2020 and for 2019, (1) $486,227 for the period from May 2019 through December 2019 from Clear Channel Outdoor as annual incentive plan awards under the 2015 Executive Incentive Plan pursuant to pre-established performance goals, and (2) the portion allocated to Clear Channel Outdoor of a cash payment of $253,468 from iHeartMedia as annual incentive plan award for the period from January through April 2019 under the iHeartMedia, Inc. 2019 Key Employee Incentive Plan (the “iHeartMedia 2019 KEIP”).

•

For Mr. Wells, cash payments of $1,557,000 for 2021, $405,000 for 2020 and $1,114,721 for 2019 from Clear Channel Outdoor as annual incentive plan awards under the 2015 Executive Incentive Plan pursuant to pre-established performance goals.

•

For Ms. Feldman, cash payments of $1,038,000 for 2021, $270,000 for 2020 and $502,392 for 2019 from Clear Channel Outdoor as annual incentive plan awards under the 2015 Executive Incentive Plan pursuant to pre-established performance goals.

•

For Mr. Dilger, (1) a cash payment of $391,909 for 2021 and $99,900 for 2020 from Clear Channel Outdoor as an annual incentive plan award under the 2015 Executive Incentive Plan pursuant to pre-established performance goals, and (2) an aggregate of $240,232 for 2019 from Clear Channel Outdoor as an annual incentive plan award under the 2015 Executive Incentive Plan and the Management Incentive Plan pursuant to pre-established performance goals.

(d)	As described below, for 2021 the All Other Compensation column reflects:

•

amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Messrs. Coleman, Wells and Dilger and Ms. Feldman in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;

•	personal tax services paid by us for Mr. Eccleshare;

•	tax gross-ups on tax services for Mr. Eccleshare;

•	legal expenses for Messrs. Eccleshare and Wells related to the negotiation of their new employment agreements;

•	the cost of private medical insurance for the benefit of Mr. Eccleshare;

•	the cost of premiums for a supplemental life insurance benefit for Mr. Eccleshare;

•	automobile allowances and transportation expenses for the benefit of Mr. Eccleshare in the United Kingdom;

•	the cost of housing and related expenses in New York City for the benefit of Mr. Wells;

•	the cost of transportation related to commuting for the benefit of Mr. Wells; and

•	accrued dividends paid on Clear Channel Outdoor restricted shares that vested during 2021 for Messrs. Wells and Dilger and Ms. Feldman.

For 2019, the All Other Compensation column also reflects the allocation to us pursuant to the Corporate Services Agreement of amounts iHeartMedia contributed under the 401(k) plan as a matching contribution for the benefit of Mr. Coleman.

	Eccleshare	Coleman	Wells	Feldman	Dilger
Plan contributions (or payments in lieu thereof)	$200,239	$5,000	$5,000	$5,000	$5,000
Tax services	$58,538	—	—	—	—
Tax services tax gross-up	$51,912	—	—	—	—
Legal fees	$22,258	—	$6,983	—	—
Private medical insurance	$33,280	—	—	—	—
Supplemental life insurance benefit	$20,921	—	—	—	—
Automobile allowance/transportation	$24,756	—	—	—	—
Car service expense	—	—	—	—	—
Housing & related expenses	—	—	$51,482	—	—
Commuting expenses	—	—	$22,617	—	—
Accrued Dividends	—	—	$22,896	$4,579	$2,002
Total	$411,903	$5,000	$108,978	$9,579	$7,002

The value of all benefits included in the All Other Compensation column is based on actual costs. For a description of the items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

Notice and Proxy Statement 2022 47

The value of the apartment made available to Mr. Wells is based on annual rent and related expenses paid by Clear Channel Outdoor, and the value of his travel and other expenses for 2021, 2020 and 2019 is based on actual costs to Clear Channel Outdoor.

(e)

The summary compensation information presented above for Mr. Eccleshare reflects his service for Clear Channel Outdoor during the relevant periods, as well as his service as a director of Clear Media Limited, as described in footnote (f) below. Mr. Eccleshare is a citizen of the United Kingdom and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of £1=$1.3753, £1=$1.2827 and £1=$1.2760 for the years ended December 31, 2021, 2020 and 2019, respectively.

(f)

The amounts in the Salary column for Mr. Eccleshare include his base salary for his service as an officer of ours, as well as amounts paid in 2019 and 2020 for his service as a director of Clear Channel Outdoor’s Clear Media Limited, which was a majority owned subsidiary of Clear Channel Outdoor until May 18, 2020. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid for the periods during which he served as a director of Clear Media Limited are set forth in the table below. The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1 = $0.1289 for the year ended December 31, 2020, and HK$1=$0.1276 for the year ended December 31, 2019.

	2020	2019
C. William Eccleshare	$22,402	$57,434

(g)

As described below under “Certain Relationships and Related Party Transactions—Certain Relationship and Related Party Transactions Prior to the Separation—Corporate Services Agreement,” a subsidiary of iHeartMedia provided, among other things, certain executive officer services to us prior to the Separation. Pursuant to the Corporate Services Agreement, based on our revenue as a percentage of iHeartCommunications, total revenue, we were allocated 43.03% of certain amounts for Mr. Coleman for the period of January 2019 through April 2019. The allocated amounts were determined by applying the applicable percentage against all of Mr. Coleman’s iHeartMedia compensation for the periods presented.

The Summary Compensation Table above reflects these allocated amounts, as described below:

•

The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts allocated to us pursuant to the Corporate Services Agreement for Mr. Coleman for the period from January 2019 through April 2019.

The tables below reflect 100% of the applicable Salary, Bonus, Non-Equity Incentive Plan Compensation amounts and All Other Compensation amounts paid by iHeartMedia to Mr. Coleman, the allocated percentage of which is included in the Summary Compensation Table above for Mr. Coleman.

iHeartMedia Salary
January 1, 2019— April 30, 2019
Brian D. Coleman	$200,000

iHeartMedia Bonus and Non-Equity Incentive Plan Compensation
January 1, 2019— April 30, 2019
Brian D. Coleman	$253,468

iHeartMedia All Other Compensation
January 1, 2019— April 30, 2019
Brian D. Coleman	$5,000

(h)

The amount in the salary column for 2021 for Mr. Dilger includes a true-up payment of $8,769 which reflects the difference between (i) any previously paid base salary for the period beginning on October 1, 2021 and ending on December 31, 2021 and (ii) the base salary amount which would have been paid to Mr. Dilger for such period if Mr. Dilger’s 8.1% base salary increase pursuant to his amended and restated employment agreement had been effective during such period.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Messrs. Eccleshare, Coleman, Wells and Dilger and Ms. Feldman have employment agreements with us. Certain elements of their compensation are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Each of the employment agreements discussed below provides for severance payments as described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

48 Notice and Proxy Statement 2022

C. William Eccleshare

Employment Agreement through 2021

On March 1, 2019, Clear Channel Outdoor and C. William Eccleshare entered into a new employment agreement (the “2019 Eccleshare Employment Agreement”). The 2019 Eccleshare Employment Agreement became effective upon the effective date of the Separation (the “Effective Date”), at which time the 2019 Eccleshare Employment Agreement superseded and replaced Mr. Eccleshare’s existing employment agreement. On the Effective Date, Mr. Eccleshare began to serve as the Company’s Chief Executive Officer.

The term of the 2019 Eccleshare Employment Agreement ended on December 31, 2021. Pursuant to the 2019 Eccleshare Employment Agreement, Mr. Eccleshare received an annual base salary of $1,250,000 U.S. dollars (“Base Salary”). Clear Channel Outdoor (i) made a lump sum payment of $83,333, less applicable payroll taxes and other deductions, in respect of the period between January 1, 2019 and May 1, 2019 (such lump sum payment, the “Catch-Up Payment”), and (ii) in respect of the period between January 1, 2019 and May 1, 2019, contributed to Mr. Eccleshare’s pension plan (or pay as otherwise directed by Mr. Eccleshare, so long as such direction is consistent with past practice) an additional amount equal to the product of 0.15 multiplied by the amount of the Catch-Up Payment.

During the term of the 2019 Eccleshare Employment Agreement, Mr. Eccleshare was eligible to receive an annual performance bonus with a target of not less than 110% of Base Salary and the opportunity to earn up to 160% of Base Salary based on performance goals to be set by Clear Channel Outdoor.

In 2019, Mr. Eccleshare received a one-time equity grant with an aggregate value of $6,000,000 U.S. dollars (the “2019 Equity Award Grant”). Seventy-five percent (75%) of the 2019 Equity Award Grant consists of stock options with a grant date fair value of $4,500,000 U.S. dollars and an exercise price based on the Volume Weighted Average Price of Clear Channel Outdoor stock for the fifteen trading days preceding the fifteen trading days following the Effective Date (the “Effective Date VWAP”). The remaining 25% of the 2019 Equity Award Grant consists of restricted stock units, with the number of shares of Clear Channel Outdoor stock subject to the restricted stock unit grant determined by dividing $1,500,000 U.S. dollars by the Effective Date VWAP and rounding down to the nearest whole number. One-third of the 2019 Equity Award Grant vested on December 31, 2019 and the remaining two-thirds vested in equal annual installments on each of December 31, 2020 and December 31, 2021. The strike price of the stock options is $5.11 and therefore, as of December 31, 2021, the value of the options is $0.

Pursuant to the 2019 Eccleshare Employment Agreement, Clear Channel Outdoor continued to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous employment agreement. The Company also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. Mr. Eccleshare was eligible to receive health and life insurance benefits and paid vacation on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary. The Company also agreed to provide a £1,500 monthly car allowance, reimburse Mr. Eccleshare for travel and entertainment related expenses, consistent with past practices pursuant to Company policy, and reimburse Mr. Eccleshare for up to four long-haul flights per calendar year for his wife when she accompanies him on Company business.

During Mr. Eccleshare’s employment with Clear Channel Outdoor and for 12 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue as a trustee of Donmar Warehouse and as a non-executive director of Centaur Media Plc and Britvic Plc.

Employment Agreement Effective as of January 1, 2022

On July 29, 2021, the Company announced that Mr. Eccleshare will step down from the position of President and Chief Executive Office effective as of December 31, 2021, and assume the role of Executive Vice Chairman and remain a member of the Board until December 31, 2022.

In connection with Mr. Eccleshare’s transition, the Company and Mr. Eccleshare agreed not to extend the term of the 2019 Eccleshare Employment Agreement, which expired on December 31, 2021, but agreed to enter into an amended and restated employment agreement, dated as of July 29, 2021 (the “2022 Eccleshare Employment

Notice and Proxy Statement 2022 49

Agreement”), which, effective January 1, 2022, supersedes the 2019 Eccleshare Employment Agreement. Pursuant to the 2022 Eccleshare Employment Agreement, Mr. Eccleshare will remain employed as Executive Vice Chairman through December 31, 2022, unless Mr. Eccleshare resigns earlier or the Company terminates Mr. Eccleshare’s employment as of an earlier date by providing not less than 30 days’ notice or at any time upon a termination for “cause” (as defined therein).

During the term of the 2022 Eccleshare Employment Agreement, Mr. Eccleshare will receive an annual base salary of $625,000 U.S. dollars and will be eligible to receive an annual performance bonus with a target of 110% of his base salary based on performance goals to be set by the Company. Mr. Eccleshare will not be eligible for any equity award grants in calendar year 2022. Previously granted equity awards will continue to vest while he remains employed and will qualify for additional vesting under the terms of the applicable award agreements as a result of his retirement on December 31, 2022, or on any earlier termination by the Company without cause.

Clear Channel Outdoor will continue to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in the 2019 Eccleshare Employment Agreement. The Company also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. Mr. Eccleshare is eligible to receive health and life insurance benefits and paid vacation on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary. The Company also agreed to provide a £1,500 monthly car allowance, reimburse Mr. Eccleshare for travel and entertainment related expenses, consistent with past practices pursuant to Company policy, and reimburse Mr. Eccleshare for up to four long-haul flights per calendar year for his wife when she accompanies him on Company business.

During Mr. Eccleshare’s employment with Clear Channel Outdoor and for 12 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue as a trustee of Donmar Warehouse and as a non-executive director of Centaur Media Plc and Britvic Plc.

Brian D. Coleman

Upon the Effective Date, Clear Channel Outdoor and Brian D. Coleman entered into an employment agreement which superseded and replaced Mr. Coleman’s existing employment agreement.

The initial term of the employment agreement will end on April 30, 2023, and thereafter will extend for additional three year periods unless Clear Channel Outdoor or Mr. Coleman provides written notice of non-renewal of the employment agreement between October 1 and November 1 (the “Notice of Non-Renewal Period”) prior to the end of the then applicable employment period. Under the employment agreement, Mr. Coleman receives an annual base salary of $650,000, which is subject to increase at Clear Channel Outdoor’s discretion, and received a one-time signing bonus of $12,500 in 2019.

During the term of the employment agreement, Mr. Coleman is eligible to receive (i) an annual performance bonus with a target of not less than 100% of his base salary based on applicable performance goals to be set by Clear Channel Outdoor, (ii) a one-time long-term incentive opportunity with an approximate value of $500,000, to be allocated between stock options and restricted stock at the discretion of the Compensation Committee and (iii) additional long-term incentive opportunities, with an approximate value of $300,000 per award, to be allocated between stock options and restricted stock at the discretion of the Compensation Committee. Mr. Coleman is also eligible to participate in various benefit programs provided by Clear Channel Outdoor on the same terms and conditions as they are made available to other similarly situated employees.

Clear Channel Outdoor may elect at any time prior to the Notice of Non-Renewal Period to place Mr. Coleman in a consulting status for 12 months (a “Consulting Period”). During a Consulting Period, Clear Channel Outdoor will limit its requests for services to allow Mr. Coleman to accept and perform non-competitive services, but his eligibility to participate in certain benefit plans may change or be terminated in accordance with such benefit plans, and any vacation benefits, long-term incentive awards or options shall not continue to vest or accrue. A Consulting Period under the employment agreement will be coextensive with and may extend the term of Mr. Coleman’s employment under the employment agreement, after which such employment period shall end.

50 Notice and Proxy Statement 2022

During Mr. Coleman’s employment with Clear Channel Outdoor and for 12 months thereafter, Mr. Coleman is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Coleman also is subject to customary confidentiality, work product and trade secret provisions.

Scott R. Wells

Employment Agreement through 2021

Effective March 3, 2015, Clear Channel Outdoor entered into an employment agreement with Mr. Wells. The employment agreement had an initial term (the “Initial Term”) that ended on March 2, 2019, and thereafter provides for automatic four-year extensions, unless either Clear Channel Outdoor or Mr. Wells gives prior notice electing not to extend the agreement.

On March 26, 2019, Clear Channel Outdoor and Mr. Wells entered into a First Amendment to Employment Agreement (the “First Amendment”). The First Amendment became effective upon the Separation of Clear Channel Outdoor from iHeartMedia. As amended, the employment agreement provides that (i) Mr. Wells’ base salary increased to $900,000 and (ii) upon a termination of Mr. Wells’ employment by Clear Channel Outdoor without Cause, non-renewal of the employment agreement by Clear Channel Outdoor or termination of employment by Mr. Wells for Good Reason, all of Mr. Wells’ unvested time vesting equity awards that are scheduled to vest within twelve months following the date of termination will vest in full on the date of termination (previously, only time-vesting options were eligible for such accelerated vesting), and any unvested performance vesting options will remain eligible to vest for three months following the date of termination.

Mr. Wells has the opportunity to earn an annual performance bonus for the achievement of financial and performance criteria established by Clear Channel Outdoor and approved in the annual budget. The target performance bonus that may be earned will be not less than 100% of Mr. Wells’ base salary amount (the “Target Bonus”). In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from Clear Channel Outdoor with an approximate value of $1,000,000 for each award, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the board of directors or the compensation committee of Clear Channel Outdoor, as applicable. The employment agreement also entitles Mr. Wells to participate in all employee welfare benefit plans in which other similarly situated employees of Clear Channel Outdoor may participate. Clear Channel Outdoor will reimburse Mr. Wells for the attorneys’ fees incurred by Mr. Wells in connection with the negotiation of the employment agreement and ancillary documents, up to a maximum reimbursement of $25,000 in the aggregate. The employment agreement also contains a customary confidentiality provision that survives Mr. Wells’ termination of employment, as well as customary non-competition and non-solicitation provisions that apply during employment and for the 12-month period thereafter.

As provided in the employment agreement, the compensation committee of the Clear Channel Outdoor Board approved an award by Clear Channel Outdoor, effective as of March 3, 2015, of options to purchase common stock having a value equal to $1,500,000 as of the award date (based on the Black-Scholes valuation method). Fifty percent of the award has performance-based vesting (the “Performance Vesting Options”) and fifty percent of the award vests over time (the “Time Vesting Options”). The Time Vesting Options vested in equal amounts on the first, second, third and fourth anniversaries of the Effective Date. Fifty percent of the Performance Vesting Options vested on February 3, 2020 based on the achievement of $472 million of OIBDAN for Clear Channel Outdoor Americas (“CCOA”) for 2019, which exceeded the performance hurdle of $471 million. The remaining fifty percent of the Performance Vesting Options will vest on the date that CCOA achieves certain financial and performance criteria, so long as Mr. Wells remains employed on the vesting date (except as set forth below in the event of a termination by Clear Channel Outdoor without Cause, if Mr. Wells terminates his employment for Good Reason or if Mr. Wells’ employment is terminated following Clear Channel Outdoor’s notice of non-renewal).

Employment Agreement Effective as of January 1, 2022

On July 29, 2021, the Company announced that Mr. Wells will assume the role of President and Chief Executive Officer of the Company as of January 1, 2022, and will be appointed as a member of the Board.

In connection with the appointment of Mr. Wells as Chief Executive Officer, the Company and Mr. Wells entered into an amended and restated employment agreement, dated as of July 28, 2021 (the “Wells Amended and Restated Employment Agreement”), which, as of January 1, 2022, supersedes the employment agreement between the Company and Mr. Wells, dated March 3, 2015 and amended March 26, 2019 (together, the “Prior Wells Employment Agreement”).

Notice and Proxy Statement 2022 51

Under the Wells Amended and Restated Employment Agreement, Mr. Wells receives an annual base salary equal to $1,100,000 and is eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by Clear Channel Outdoor and approved in the annual budget. The target performance bonus that may be earned will be not less than 110% of Mr. Wells’ base salary amount. In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from Clear Channel Outdoor with an approximate value of not less than $2,000,000. Mr. Wells also received a one-time grant of restricted stock units with a value equal to $1,000,000.

Lynn A. Feldman

On February 4, 2020, Lynn A. Feldman and the Company entered into a Second Amendment to Employment Agreement (the “Second Amendment”) to Ms. Feldman’s employment agreement dated June 27, 2016. Pursuant to the Second Amendment, the employment agreement was amended to, among other things: (i) extend the term of Ms. Feldman’s employment agreement to December 31, 2022, after which time such employment period will be automatically extended for additional two year periods unless either party gives prior written notice of non-renewal; (ii) increase Ms. Feldman’s annual base salary to $600,000; (iii) increase Ms. Feldman’s target bonus to 100% of her base salary; and (iv) increase the value of Ms. Feldman’s annual long term incentive grants to $300,000 for each award. The Second Amendment became effective as of January 1, 2020. Ms. Feldman is eligible for salary increases at the discretion of Clear Channel Outdoor based on Company performance and/or individual performance.

Pursuant to the employment agreement, Ms. Feldman is eligible to receive annual long term incentive grants with a value of no less than $300,000 for each award consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and the allocation of each award between stock options and restricted stock, subject to approval by the board of directors or the compensation committee of Clear Channel Outdoor, as applicable. Ms. Feldman is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

In August 2018, Ms. Feldman was awarded a retention bonus of $186,750. The retention bonus vests and is payable as follows: (i) 50% of the retention bonus was paid in 2019 and (ii) 50% was paid in August 2020, upon the termination of the Transition Services Agreement, in each case subject to Ms. Feldman’s continued employment on such date.

Under the employment agreement, Ms. Feldman is required to protect the secrecy of confidential information of Clear Channel Outdoor and to assign certain intellectual property rights. She also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel Outdoor Americas during employment and for 12 months after her employment terminates, and she is prohibited from soliciting employees of Clear Channel Outdoor Americas for employment during employment and for 12 months after termination of employment.

Jason A. Dilger

Employment Agreement through 2021

On May 1, 2019, Clear Channel Outdoor and Jason A. Dilger entered into an employment agreement (the “Prior Dilger Employment Agreement”).

The initial term of the Prior Dilger Employment Agreement will end on April 30, 2022, and thereafter will automatically extend for additional three year periods unless Clear Channel Outdoor or Mr. Dilger provides written notice of non-renewal of the employment agreement between October 1 and November 1 (the “Notice of Non-Renewal Period”) prior to the end of the then applicable employment period. Under the Prior Dilger Employment Agreement, Mr. Dilger receives an annual base salary of $370,000. Mr. Dilger is eligible for salary increases at the discretion of Clear Channel Outdoor based on Company performance and/or individual performance.

During the term of the Prior Dilger Employment Agreement, Mr. Dilger is eligible to receive (i) an annual performance bonus with a target of not less than 60% of his base salary based on applicable performance goals to be set by Clear Channel Outdoor and (ii) long term incentive opportunities with an approximate value of $125,000 per award, to be allocated between stock options and restricted stock at the discretion of the Compensation Committee. Mr. Dilger is also eligible to participate in various benefit programs provided by Clear Channel Outdoor on the same terms and conditions as they are made available to other similarly situated employees.

52 Notice and Proxy Statement 2022

Clear Channel Outdoor may elect at any time prior to the Notice of Non-Renewal Period to place Mr. Dilger in a consulting status for 12 months (a “Consulting Period”). During a Consulting Period, Clear Channel Outdoor will limit its requests for services to allow Mr. Dilger to accept and perform non-competitive services, but his eligibility to participate in certain benefit plans may change or be terminated in accordance with such benefit plans, and any vacation benefits, long-term incentive awards or options shall not continue to vest or accrue. A Consulting Period under the Prior Dilger Employment Agreement will be coextensive with and may extend the term of Mr. Dilger’s employment under the Prior Dilger Employment Agreement.

During the term of Mr. Dilger’s employment and for 12 months thereafter, Mr. Dilger is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with Clear Channel Outdoor’s other senior executives. Mr. Dilger also is subject to customary confidentiality, work product and trade secret provisions.

Employment Agreement Effective as of January 1, 2022

On January 20, 2022, Clear Channel Outdoor and Mr. Dilger entered into an amended and restated employment agreement (the “Dilger Amended and Restated Employment Agreement”), effective as of January 1, 2022. The Dilger Amended and Restated Employment Agreement supersedes the Prior Dilger Employment Agreement.

The initial term of the Dilger Amended and Restated Employment Agreement ends on January 1, 2025 and will be automatically extended for additional three-year periods, unless the Company or Mr. Dilger gives prior written notice of non-renewal of the Dilger Amended and Restated Employment Agreement between June 1 and July 1 prior to the end of the then-applicable employment term.

Pursuant to the Dilger Amended and Restated Employment Agreement, Mr. Dilger will (i) receive a base salary at an annualized rate of $400,000 retroactive to October 1, 2021, (ii) be eligible to receive an annual performance bonus with a target of 60% of his annual base salary and (iii) be eligible for an annual equity incentive grant with an approximate value of not less than $325,000 per award.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

Clear Channel Outdoor grants equity incentive awards to NEOs and other eligible participants under the 2021 Plan. The 2021 Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The 2021 Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, restricted stock units and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The 2021 Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors. The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2021 Plan. The Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the 2021 Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plan

As discussed above, NEOs also are eligible to receive awards under the Annual Incentive Plan. See “Compensation Discussion and Analysis—Analysis of 2021 Executive Compensation Decisions—Annual Incentive Plan” for a more detailed description of the Annual Incentive Plan and the grant of awards to the NEOs thereunder.

The following table sets forth certain information concerning plan-based awards granted to the NEOs during the year ended December 31, 2021.

Notice and Proxy Statement 2022 53

Grants of Plan-Based Awards During 2021

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise of Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards(a) ($)

C. William Eccleshare	N/A(b)	—	1,375,000	2,750,000	—	—	—	—	—	—	—
	7/27/21(c)	—	—	—	—		—	403,225	—	—	947,579
	7/27/21(c)	—	—	—	196,078	392,156	588,234	—	—	—	999,998

Brian D. Coleman	N/A(b)	—	650,000	1,300,000	—	—	—	—	—	—	—
	7/27/21(d)	—	—	—	—	—	—	299,899	—	—	704,763
	7/27/21(d)	—	—	—	145,833	291,666	437,499	—	—	—	743,748

Scott R. Wells	N/A(b)	—	900,000	1,800,000	—	—	—	—	—	—	—
	7/27/21(e)	—	—	—	—	—	—	378,024	—	—	888,356
	7/27/21(e)	—	—	—	183,824	367,647	551,471	—	—	—	937,500

Lynn Feldman	N/A(b)	—	600,000	1,200,000	—	—	—	—	—	—	—
	7/27/21(f)	—	—	—	—	—	—	231,854	—	—	544,857
	7/27/21(f)	—	—	—	112,745	225,490	338,235	—	—	—	575,000

Jason Dilger	N/A(b)	—	226,537	453,074	—	—	—	—	—	—	—
	7/27/21(g)	—	—	—	—	—	—	77,620	—	—	182,407
	7/27/21(g)	—	—	—	37,745	75,490	113,235	—	—	—	192,500

(a)

The amounts in the table reflect the full grant date fair value of options, RSUs and PSUs computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. The grant date fair value of time-vesting RSUs is based on the closing price of our common stock on the date of grant. The grant date fair value of PSUs is based on a Monte Carlo valuation as of the grant date assuming achievement at the target payout level, or 100%. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 14-Stockholders’ Deficit beginning on page 90 of our 2021 Annual Report on Form 10-K.

(b)

Messrs. Eccleshare, Coleman, Wells and Dilger and Ms. Feldman received cash incentive awards from Clear Channel Outdoor under the Annual Incentive Plan. For further discussion of the 2021 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)

On July 27, 2021, Mr. Eccleshare received a grant of 795,381 shares of Clear Channel Outdoor’s common stock. The RSUs will vest as follows: (1) 403,225 shares of the award are time-vesting, with one-half vesting on each of April 1, 2022 and April 1, 2023; (2) 392,156 of the shares will be earned between 0%—150% based on relative TSR. The earned shares will vest 100% on April 1, 2023.

(d)

On July 27, 2021, Mr. Coleman received a grant of 591,565 shares of Clear Channel Outdoor’s common stock. As noted in the Compensation Discussion and Analysis, this award included an incremental value which was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022. The RSUs will vest as follows: (1) 299,899 shares of the award are time-vesting, with one-third vesting on each of April 1, 2022, April 1, 2023 and April 1, 2024; (2) 291,666 of the shares will be earned between 0%—150% based on relative TSR. The earned shares will vest 100% on April 1, 2024.

(e)

On July 27, 2021, Mr. Wells received a grant of 745,671 shares of Clear Channel Outdoor’s common stock. As noted in the Compensation Discussion and Analysis, this award included an incremental value which was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022. The RSUs will vest as follows: (1) 378,024 shares of the award are time-vesting, with one-third vesting on each of April 1, 2022, April 1, 2023 and April 1, 2024; (2) 367,647 of the shares will be earned between 0%—150% based on relative TSR. The earned shares will vest 100% on April 1, 2024.

(f)

On July 27, 2021, Ms. Feldman received a grant of 457,344 shares of Clear Channel Outdoor’s common stock. As noted in the Compensation Discussion and Analysis, this award included an incremental value which was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022. The RSUs will vest as follows: (1) 231,854 shares of the award are time-vesting, with one-third vesting on each of April 1, 2022, April 1, 2023 and April 1, 2024; (2) 225,490 of the shares will be earned between 0%—150% based on relative TSR. The earned shares will vest 100% on April 1, 2024.

(g)

On July 27, 2021, Mr. Dilger received a grant of 153,110 shares of Clear Channel Outdoor’s common stock. As noted in the Compensation Discussion and Analysis, this award included an incremental value which was intended to help foster retention and the continuity of our team through the ongoing COVID-19 pandemic and our senior leadership transitions in early 2022. The RSUs will vest as follows: (1) 77,620 shares of the award are time-vesting, with one-third vesting on each of April 1, 2022, April 1, 2023 and April 1, 2024; (2) 75,490 of the shares will be earned between 0%—150% based on relative TSR. The earned shares will vest 100% on April 1, 2024.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Analysis of 2021 Executive Compensation Decisions—Equity Grants.”

54 Notice and Proxy Statement 2022

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the NEOs at December 31, 2021.

Outstanding Equity Awards at December 31, 2021

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options				Option	Option	Number of Shares or Units of Stock That		Market Value of Shares or Units of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That
Name	(#) Exercisable		(#) Unexercisable		Exercise Price ($)	Expiration Date	Have Not Vested (#)		Have Not Vested(a) ($)	Not Vested (#)		Have Not Vested(a) ($)

C. William Eccleshare	90,000		—		$5.02	3/26/2022	—		—	—		—
	2,189,781		—		$5.11	6/3/2029	—		—	—		—
	—		—		—	—	110,865	(b)	$366,963	—		—
	—		—		—	—	104,167	(c)	$344,793	—		—
	—		—		—	—	—		—	315,126	(d)	$1,043,067
	—		—		—	—	485,437	(e)	$1,606,796	—		—
	—		—		—	—	—		—	1,125,000	(f)	$3,723,750
	—		—		—	—	403,225	(g)	$1,334,675	—		—
	—		—		—	—	—		—	588,234	(h)	$1,947,055

Brian D. Coleman	—		—		—	—	104,602	(i)	$346,233	—		—
	—		—		—	—	56,250	(j)	$186,188	—		—
	—		—		—	—	—		—	170,168	(d)	$563,256
	—		—		—	—	323,624	(k)	$1,071,195	—		—
	—		—		—	—	—		—	750,000	(f)	$2,482,500
	—		—		—	—	299,899	(l)	$992,666	—		—
	—		—		—	—	—		—	437,499	(m)	$1,448,122

Scott R. Wells	253,950	(n)	84,650	(n)	$6.85	3/3/2025	—		—	—		—
	37,764		—		$7.71	6/15/2025	—		—	—		—
	25,654		—		$5.69	6/3/2026	—		—	—		—
	—		—		—	—	110,865	(o)	$366,963	—		—
	—		—		—	—	83,334	(p)	$275,836	—		—
	—		—		—	—	—		—	252,100	(d)	$834,451
	—		—		—	—	388,350	(q)	$1,285,439	—		—
	—		—		—	—	—		—	900,000	(f)	$2,979,000
	—		—		—	—	378,024	(r)	$1,251,259	—		—
	—		—		—	—	—		—	551,470	(m)	$1,825,366

Lynn A. Feldman	11,043		—		$5.54	7/7/2026	—		—	—		—
	—		—		—	—	22,173	(s)	$73,393	—		—
	—		—		—	—	41,841	(t)	$138,494	—		—
	—		—		—	—	43,750	(u)	$144,813	—		—
	—		—		—	—	—		—	132,352	(d)	$438,085
	—		—		—	—	226,537	(v)	$749,837	—		—
	—		—		—	—	—		—	525,000	(f)	$1,737,750
	—		—		—	—	231,854	(w)	$767,437	—		—
	—		—		—	—	—		—	338,235	(m)	$1,119,558

Jason A. Dilger	2,778		—		$4.65	4/10/2023	—		—	—		—
	2,778		—		$5.85	4/4/2024	—		—	—		—
	3,776		—		$7.71	6/15/2025	—		—	—		—
	3,078		—		$5.69	6/3/2026	—		—	—		—
	—		—		—	—	—		—	—		—
	—		—		—	—	9,250	(x)	$30,618	—		—
	—		—		—	—	9,375	(y)	$31,031	—		—
	—		—		—	—	—		—	28,361	(d)	$93,875
	—		—		—	—	64,725	(z)	$214,240	—		—
	—		—		—	—	—		—	150,000	(f)	$496,500
	—		—		—	—	77,620	(aa)	$256,922	—		—
	—		—		—	—	—		—	113,235	(m)	$374,808

Notice and Proxy Statement 2022 55

(a)	Market value is based upon the closing sale price of Clear Channel Outdoor common stock on December 31, 2021 of $3.31.

(b)	Mr. Eccleshare’s unvested RSU award representing 110,865 shares of common stock will vest on September 12, 2022.

(c)	Mr. Eccleshare’s unvested RSU award representing 104,167 shares of common stock will vest on April 1, 2022.

(d)

The PSUs granted on October 15, 2019 will vest, if at all, based on the Company’s total shareholder return relative to the Company’s peer group (the “Relative TSR”) over a performance period commencing on October 1, 2019 and ending on March 31, 2022. As of December 31, 2021, the Company’s achievement level of Relative TSR was between the threshold and target levels of performance. Accordingly, the number of shares reported in the table reflect amounts based on target performance. The actual number of shares that will vest pursuant to the PSUs is not yet determinable.

(e)	Mr. Eccleshare’s unvested RSU award representing 485,437 shares of common stock will vest 50% on each of April 1, 2022 and April 1, 2023.

(f)

The PSUs granted on October 20, 2020 will vest, if at all, based on the Relative TSR over a performance period commencing on October 1, 2020 and ending on March 31, 2023. As of December 31, 2021, the Company’s achievement level of Relative TSR was between the target and maximum levels of performance. Accordingly, the number of shares reported in the table reflect amounts based on maximum performance. The actual number of shares that will vest pursuant to the PSUs is not yet determinable.

(g)	Mr. Eccleshare’s unvested RSU award representing 403,225 shares of common stock will vest 50% on each of April 1, 2022 and April 1, 2023.

(h)

The PSUs granted to Mr. Eccleshare on July 27, 2021 will vest on April 1, 2023 and will be earned, if at all, based on the Relative TSR over a performance period commencing on July 1, 2021 and ending on March 31, 2024. As of December 31, 2021, the Company’s achievement level of Relative TSR was between the target and maximum levels of performance. Accordingly, the number of shares reported in the table reflect amounts based on maximum performance. The actual number of shares that will vest pursuant to the PSUs is not yet determinable.

(i)	Mr. Coleman’s unvested restricted stock award representing 104,602 shares of common stock will vest 50% on each of May 22, 2022 and May 22, 2023.

(j)	Mr. Coleman’s unvested RSU award representing 56,250 shares of common stock will vest on April 1, 2022.

(k)	Mr. Coleman’s unvested RSU award representing 323,624 shares of common stock will vest 50% on each of April 1, 2022 and April 1, 2023.

(l)	Mr. Coleman’s unvested RSU award representing 299,899 shares of common stock will vest in three equal annual installments beginning on April 1, 2022

(m)

The PSUs granted to Messrs. Coleman, Wells and Dilger and Ms. Feldman on July 27, 2021 will vest on April 1, 2024 and will be earned, if at all, based on the Relative TSR over a performance period commencing on July 1, 2021 and ending on March 31, 2024. As of December 31, 2021, the Company’s achievement level of Relative TSR was between the target and maximum levels of performance. Accordingly, the number of shares reported in the table reflect amounts based on maximum performance. The actual number of shares that will vest pursuant to the PSUs is not yet determinable.

(n)

Mr. Wells’ grant of time-vesting options to purchase 169,300 shares of common stock vested in four equal annual installments beginning on March 2, 2016. Mr. Wells’ grant of performance-based options to purchase 169,300 shares of common stock vested 50% on February 3, 2020 based upon the achievement of an OIBDAN target, and 50% remain subject to vesting based upon achievement of EBITDA targets.

(o)	Mr. Wells’ unvested restricted stock award representing 110,865 shares of common stock will vest on September 12, 2022.

(p)	Mr. Wells’ unvested RSU award representing 83,334 shares of common stock will vest on April 1, 2022.

(q)	Mr. Wells’ unvested RSU award representing 388,350 shares of common stock will vest 50% on each of April 1, 2022 and April 1, 2023.

(r)	Mr. Wells’ unvested RSU award representing 378,024 shares of common stock will vest in three equal annual installments beginning on April 1, 2022

(s)	Ms. Feldman’s unvested restricted stock award representing 22,173 shares of common stock will vest on September 12, 2022.

(t)	Ms. Feldman’s unvested restricted stock award representing 41,841 shares of common stock will vest 50% on each of May 22, 2022 and May 22, 2023.

(u)	Ms. Feldman’s unvested RSU award representing 43,750 shares of common stock will vest on April 1, 2022.

(v)	Ms. Feldman’s unvested RSU award representing 226,537 shares of common stock will vest 50% on each of April 1, 2022 and April 1, 2023.

(w)	Ms. Feldman’s unvested RSU award representing 231,854 shares of common stock will vest in three equal annual installments beginning on April 1, 2022.

(x)	Mr. Dilger’s unvested restricted stock award representing 9,250 shares of common stock will vest on September 12, 2022.

(y)	Mr. Dilger’s unvested RSU award representing 9,375 shares of common stock will vest on April 1, 2022.

(z)	Mr. Dilger’s unvested RSU award representing 64,725 shares of common stock will vest 50% on each of April 1, 2022 and April 1, 2023.

(aa)	Mr. Dilger’s unvested RSU award representing 77,620 shares of common stock will vest in three equal annual installments beginning on April 1, 2022.

56 Notice and Proxy Statement 2022

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the NEOs during the year ended December 31, 2021.

Option Exercises and Stock Vested During 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
C. William Eccleshare	—	—	555,596	1,240,982
Brian D. Coleman	—	—	218,062	409,957
Scott R. Wells	—	—	492,538	1,051,262
Lynn A. Feldman	—	—	200,025	401,106
Jason A. Dilger	23,006	22,454	60,094	123,705

(a)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(b)

Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our common stock at the time of exercise and the option exercise price.

(c)	Represents the gross number of shares acquired on vesting of restricted shares or RSUs, without taking into account any shares withheld to satisfy applicable tax obligations.

(d)

Represents the value of the vested restricted shares or RSUs calculated by multiplying (1) the number of vested restricted shares or restricted stock units by (2) the closing price on the vesting date.

PENSION BENEFITS

Clear Channel Outdoor does not sponsor any pension plans in which the NEOs participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Clear Channel Outdoor does not sponsor any non-qualified deferred compensation plans in which the NEOs participate.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for Messrs. Eccleshare, Coleman, Wells and Dilger and Ms. Feldman, using an assumed December 31, 2021 trigger event for each scenario.

C. William Eccleshare

The following description describes payments payable under certain termination scenarios under the 2019 Eccleshare Employment Agreement, which was in effect through December 31, 2021. As described above, on July 29, 2021, in connection with his transition to Executive Vice Chairman, the Company and Mr. Eccleshare entered into the 2022 Eccleshare Employment Agreement, effective as of January 1, 2022.

Termination due to Death. If Mr. Eccleshare’s employment is terminated by his death, Clear Channel Outdoor will pay/provide to his designee or, if no person is designated, to Mr. Eccleshare’s estate: (i) his unpaid base salary, if any, that was earned through the termination date but not otherwise previously paid (“Accrued Base Salary”), (ii) the annual bonus and bonus under the SIP, if any (the “Additional Bonus”), that Mr. Eccleshare earned with respect to the calendar year prior to the calendar year that includes the termination date (to the extent not paid as of the date of termination), which shall be paid at the time such annual bonus or Additional Bonus is payable in accordance with the employment agreement (the “Unpaid Prior Year Bonus”), (iii) a pro-rata portion, if any, of the annual bonus for the calendar year that includes the termination date (calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year and payable only if an annual bonus would have otherwise been earned for such calendar year had Mr. Eccleshare remained employed until the end of such calendar

Notice and Proxy Statement 2022 57

year), to be paid at the time such annual bonus would otherwise be required to be paid in accordance with the employment agreement (the ”Pro-Rata Bonus”), and (iv) any unreimbursed business expenses and any payments or benefits required to be paid or provided under applicable employee benefit plans or equity plans, which shall be paid or provided in accordance with the terms of such plans and/or policies (the “Accrued Obligations”).

Termination due to Disability. If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12-month period, Clear Channel Outdoor may terminate his employment. If Mr. Eccleshare’s employment is terminated due to disability, Clear Channel Outdoor will pay to Mr. Eccleshare, or, in the event of Mr. Eccleshare’s legal incapacity, to the individual who holds a power of attorney on behalf of Mr. Eccleshare, any Accrued Base Salary and Accrued Obligations. In addition, if Mr. Eccleshare or his attorney in fact signs a settlement and release agreement (a “Release”), which will include terms reasonably acceptable to Clear Channel Outdoor and Mr. Eccleshare (provided that, for the avoidance of doubt, such Release will include a release by Mr. Eccleshare of claims against Clear Channel Outdoor), then Clear Channel Outdoor will pay/provide to Mr. Eccleshare or the attorney in fact any Unpaid Prior Year Bonus and any Pro-Rata Bonus, such payments or benefits to be made in accordance with the terms of the Release.

Termination by Clear Channel Outdoor for Cause. If Clear Channel Outdoor terminates Mr. Eccleshare’s employment for Cause, Clear Channel Outdoor will pay to Mr. Eccleshare any Accrued Base Salary and any Accrued Obligations.

Termination by Clear Channel Outdoor without Cause / Termination by Mr. Eccleshare for Good Cause / Failure of Clear Channel Outdoor to offer to extend the Employment Period. Mr. Eccleshare’s employment may be terminated at any time by Clear Channel Outdoor without Cause by giving Mr. Eccleshare not less than six months prior written notice. If Clear Channel Outdoor terminates Mr. Eccleshare’s employment without Cause, if Mr. Eccleshare terminates employment for Good Cause or if Clear Channel Outdoor fails to offer to extend the employment period, Clear Channel Outdoor will pay/provide to Mr. Eccleshare: (i) any Accrued Base Salary, (ii) any Accrued Obligations and (iii) any amount due during any notice period, garden leave or suspension period. In addition, if Mr. Eccleshare signs the Release, and subject to Mr. Eccleshare’s compliance with his non-competition and non-solicitation agreements, Clear Channel Outdoor will also pay/provide to Mr. Eccleshare: (A) any Unpaid Prior Year Bonus, (B) any Pro-Rata Bonus, and (C) payment of an aggregate amount equal to Mr. Eccleshare’s Base Salary, multiplied by 2.3, and reduced by the total amount of remuneration previously paid to Mr. Eccleshare during any notice period, garden leave or suspension period, which aggregate amount shall be paid in equal installments in accordance with Clear Channel Outdoor’s normal payroll practices for a period of 12 months following the date of such termination (the amounts in (C), the “Continued Salary Payments”), such payments to be made in accordance with the terms of such Release.

Termination by Mr. Eccleshare without Good Cause / Failure of Mr. Eccleshare to Accept Extension of the Employment Period. Mr. Eccleshare’s employment may be terminated at any time by Mr. Eccleshare without Good Cause by giving the Board not less than 90 days prior written notice. In the event that Mr. Eccleshare terminates employment without Good Cause or Mr. Eccleshare fails to affirmatively accept in writing Clear Channel Outdoor’s extension of the employment period within 30 days after when such extension is offered by Clear Channel Outdoor to him, Clear Channel Outdoor shall pay Mr. Eccleshare any Accrued Base Salary, any Accrued Obligations and, only if Clear Channel Outdoor provides notice of a garden leave or payment in lieu of notice after Mr. Eccleshare has provided notice of termination without Good Cause, any amount due during any garden leave or notice period.

If Mr. Eccleshare is in breach of his post-employment obligations or covenants, then Mr. Eccleshare will forfeit any right to the pro-rata portion of his continued salary payments described above.

Under the 2019 Eccleshare Employment Agreement, “Cause” means one or more of the following reasons, as determined by the Board reasonably and in good faith: (i) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (ii) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties hereunder (other than by reason of Mr. Eccleshare’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (iii) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with Mr. Eccleshare’s job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (iv) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (v) a material breach by Mr. Eccleshare of any of the provisions of the agreement or (vi) a material violation by Mr. Eccleshare of Clear Channel Outdoor’s employment policies regarding harassment.

58 Notice and Proxy Statement 2022

Under the 2019 Eccleshare Employment Agreement, “Good Cause” means (i) a change in Mr. Eccleshare’s reporting line; (ii) a material change in Mr. Eccleshare’s titles, duties or authorities; (iii) a reduction in Mr. Eccleshare’s Base Salary or target annual bonus, other than an across-the-board reduction applicable to all senior executive officers of Clear Channel Outdoor; (iv) a required relocation of more than 50 miles of Mr. Eccleshare’s primary place of employment as of the effective date of the agreement; it being understood, however, that Mr. Eccleshare may be required to travel on business to other locations as may be required or desirable in connection with the performance of his duties specified in the agreement; or (v) a material breach by Clear Channel Outdoor of the terms of the agreement.

Brian D. Coleman

Termination due to Death. If Mr. Coleman’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or, if no designee, to his estate his accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

Termination due to Disability. If Mr. Coleman is unable to perform the essential functions of his full-time position for more than 180 days in any 12-month period, Clear Channel Outdoor may terminate his employment. If Mr. Coleman’s employment is terminated due to disability, he will receive all accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

Termination by Clear Channel Outdoor for Cause. If Clear Channel Outdoor terminates Mr. Coleman’s employment for Cause, Clear Channel Outdoor will pay to Mr. Coleman his accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans.

Termination by Clear Channel Outdoor without Cause / Non-renewal by Clear Channel Outdoor / Termination by Mr. Coleman for Good Cause. If Clear Channel Outdoor terminates Mr. Coleman’s employment without Cause or does not renew the agreement, or if Mr. Coleman terminates for Good Cause, Clear Channel Outdoor will pay his accrued and unpaid base salary through the termination date, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans. In addition, if Mr. Coleman signs a severance agreement and general release of claims in a form satisfactory to Clear Channel Outdoor, Clear Channel Outdoor will pay Mr. Coleman, in periodic payments in accordance with ordinary payroll practices and deductions, Mr. Coleman’s current base salary for twelve (12) months. Further, Mr. Coleman will be eligible for a pro-rata portion of the annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Mr. Coleman is eligible only if a bonus would have been earned by the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year. Notwithstanding anything to the contrary set forth in any equity award agreements, any unvested Clear Channel Outdoor equity awards will vest in full on the date of termination.

Non-Renewal by Mr. Coleman. If Mr. Coleman gives notice of non-renewal of the agreement, Clear Channel Outdoor will pay his accrued and unpaid base salary through the termination date, and any payments required under applicable employee benefit plans. If the termination date is before the end of the then current employment period, and if Mr. Coleman signs a severance agreement and general release of claims in a form satisfactory to Clear Channel Outdoor, then Clear Channel Outdoor will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Mr. Coleman an amount equal to his pro-rata base salary through the end of the then current employment period.

If Mr. Coleman is in breach of any post-employment obligations or covenants, or if Mr. Coleman is hired or engaged in any capacity by any competitor of Clear Channel Outdoor, in Clear Channel Outdoor’s sole discretion, in any location during any severance pay period, the severance payments described above shall cease.

Under the agreement, “Cause” is defined as Mr. Coleman’s: (1) willful misconduct; (2) willful and repeated failure to perform his duties (other than due to disability); (3) willful and repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere to a felony by Mr. Coleman, or other conduct that has or would result in material injury to Clear Channel Outdoor; (5) a material breach of his employment agreement; or (6) a significant violation of Clear Channel Outdoor’s written employment and management policies made known to Mr. Coleman.

The term “Good Cause” includes: (1) a change in reporting lines such that Mr. Coleman no longer reports directly to our Chief Executive Officer; (2) a required relocation of Mr. Coleman’s offices to a location more than 50 miles from the San Antonio metropolitan area; (3) Clear Channel Outdoor’s continued breach of the terms of the

Notice and Proxy Statement 2022 59

agreement after being provided written notice of such breach by Mr. Coleman; (4) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by Clear Channel Outdoor in light of compensation for similarly situated employees; (5) a substantial and unusual reduction in responsibilities or authority; or (6) a reduction in Mr. Coleman’s base salary or annual bonus target.

Scott R. Wells

The following description describes payments payable under certain termination scenarios under the Prior Wells Employment Agreement, which was in effect through December 31, 2021. As described above, on July 28, 2021, in connection with his transition to President and Chief Executive Officer, the Company and Mr. Wells entered into the Wells Amended and Restated Employment Agreement, effective January 1, 2022.

Termination due to Death. If Mr. Wells’ employment is terminated by his death, Clear Channel Outdoor will pay to his designee or, if no designee, to his estate his accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, any business expenses incurred by Mr. Wells but not yet reimbursed and any other payments required under applicable employee benefit plans (collectively, the “Accrued Obligations”).

Termination due to Disability. If Mr. Wells is unable to perform the essential functions of his full-time position for more than 180 days in any 12-month period, Clear Channel Outdoor may terminate his employment. If Mr. Wells’ employment is terminated, Clear Channel Outdoor will pay all Accrued Obligations to him.

Termination by Clear Channel Outdoor for Cause. If Mr. Wells’ employment is terminated by Clear Channel Outdoor for Cause, Clear Channel Outdoor will pay all Accrued Obligations to him.

Termination by Clear Channel Outdoor without Cause, Non-renewal by Clear Channel Outdoor or Termination by Mr. Wells for Good Reason. If Clear Channel Outdoor terminates Mr. Wells’ employment without Cause or does not renew the agreement, or if Mr. Wells terminates employment for Good Reason, then Clear Channel Outdoor will pay all Accrued Obligations to Mr. Wells. In addition, if Mr. Wells signs a severance agreement and general release of claims in a form satisfactory to Clear Channel Outdoor: (i) Clear Channel Outdoor will pay Mr. Wells, in periodic payments in accordance with ordinary payroll practices and deductions, his current base salary for 18 months (the “Severance Payments” or “Severance Pay Period”); (ii) Mr. Wells will be eligible for a pro-rata bonus (“Pro-Rata Bonus”), calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Mr. Wells will receive such Pro-Rata Bonus only if Mr. Wells would have earned the bonus had Mr. Wells remained employed through the end of the applicable calendar year. Calculation and payment of the bonus, if any, shall be pursuant to the plan in effect during the termination year; (iii) Clear Channel Outdoor will pay Mr. Wells a separation bonus in an amount equal to the target bonus to which Mr. Wells would be entitled for the year in which his employment terminates, payable in a lump sum; (iv) Clear Channel Outdoor will pay Mr. Wells in a lump sum an amount equal to the product of (A) 12 and (B) the COBRA premiums Mr. Wells would be required to pay if he elected pursuant to COBRA to continue the health benefits coverage he had prior to the termination date (less the amount that Mr. Wells would have to pay for such coverage as an active employee) (the “COBRA Payment”), less applicable federal and state withholdings and all other applicable deductions; and (v) any unvested time vesting equity awards scheduled to vest within the 12-month period following the date of termination shall vest in full on the date of termination. Any unvested performance vesting options shall remain eligible to vest for the three-month period following the date of termination.

Non-Renewal by Mr. Wells. If Mr. Wells gives notice of non-renewal of the agreement, Clear Channel Outdoor will pay all Accrued Obligations to Mr. Wells. If the termination date is before the end of the then current employment period, then Clear Channel Outdoor will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Mr. Wells an amount equal to Mr. Wells’ pro-rata base salary through the end of the then current employment period.

If Mr. Wells is in breach of any post-employment obligations or covenants, or if Mr. Wells is hired or engaged in any capacity by any competitor of Clear Channel Outdoor, in Clear Channel Outdoor’s sole discretion, in any location during any severance pay period, severance payments shall cease.

Under the agreement, “Cause” is defined as Mr. Wells’: (1) willful misconduct; (2) willful refusal or repeated failure to perform his duties (other than due to disability); (3) willful refusal or repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other criminal conduct that has or would result in material injury to

60 Notice and Proxy Statement 2022

Clear Channel Outdoor’s reputation; (5) a material breach of his employment agreement; or (6) a material violation of Clear Channel Outdoor’s written employment and management policies that has or would result in material injury to Clear Channel Outdoor.

The term “Good Reason” includes: (1) a material reduction in Mr. Wells’ base compensation; (2) a required relocation of Mr. Wells’ residence to a location more than 35 miles from its current location; (3) a material reduction in duties, authority or responsibilities; (4) a requirement that Mr. Wells report to any person of lesser authority than the Chief Executive Officer of Clear Channel Outdoor; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement.

Lynn A. Feldman

Termination due to Death. If Ms. Feldman’s employment is terminated by her death, Clear Channel Outdoor will pay to her designee or, if no designee, to her estate her accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

Termination due to Disability. If Ms. Feldman is unable to perform the essential functions of her full-time position for more than 180 days in any 12-month period, Clear Channel Outdoor may terminate her employment. If Ms. Feldman’s employment is terminated due to disability, she will receive all accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

Termination by Clear Channel Outdoor for Cause. If Clear Channel Outdoor terminates Ms. Feldman’s employment for Cause, Clear Channel Outdoor will pay to Ms. Feldman her accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans.

Termination by Clear Channel Outdoor without Cause / Non-renewal by Clear Channel Outdoor / Termination by Ms. Feldman for Good Cause. If Clear Channel Outdoor terminates Ms. Feldman’s employment without Cause, or if Ms. Feldman terminates for Good Cause, Clear Channel Outdoor will pay her accrued and unpaid base salary through the termination date, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans. If Clear Channel Outdoor does not renew the agreement, Clear Channel Outdoor will pay her accrued and unpaid base salary through the end of the employment period, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans. In addition, if Ms. Feldman signs a severance agreement and general release of claims in a form satisfactory to Clear Channel Outdoor, Clear Channel Outdoor will pay Ms. Feldman, in periodic payments in accordance with ordinary payroll practices and deductions, Ms. Feldman’s current base salary for twelve (12) months. Further, Ms. Feldman will be eligible for a pro-rata portion of the annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Ms. Feldman is eligible only if a bonus would have been earned by the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Non-Renewal by Ms. Feldman. If Ms. Feldman gives notice of non-renewal of the agreement in accordance with the terms of the agreement, Clear Channel Outdoor will pay her accrued and unpaid base salary through the end of the then current employment period, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans.

If Ms. Feldman is in breach of any post-employment obligations or covenants, or if Ms. Feldman is hired or engaged in any capacity by any competitor of Clear Channel Outdoor, in Clear Channel Outdoor’s sole discretion, in any location during any severance pay period, the severance payments described above shall cease.

Under the agreement, “Cause” is defined as Ms. Feldman’s: (1) willful misconduct; (2) material non-performance of her duties (other than due to disability); (3) repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere to a felony by Ms. Feldman, or other conduct that has or would result in material injury to Clear Channel Outdoor’s reputation; (5) a material breach of her employment agreement; or (6) a significant violation of Clear Channel Outdoor’s written employment and management policies.

Notice and Proxy Statement 2022 61

The term “Good Cause” includes: (1) a material and substantial diminution of duties or responsibilities or Ms. Feldman’s removal as Executive Vice President and/or General Counsel; (2) a required relocation of Ms. Feldman’s principal place of work to a location more than 30 miles from Ms. Feldman’s current location in New York, NY; or (3) a significant reduction in Ms. Feldman’s base salary or annual bonus target.

Jason A. Dilger

The following description describes payments payable under certain termination scenarios under the Prior Dilger Employment Agreement, which was in effect through December 31, 2021. As described above, on January 20, 2022, the Company and Mr. Dilger entered into the Dilger Amended and Restated Employment Agreement, effective January 1, 2022.

Termination due to Death. If Mr. Dilger’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or, if no designee, to his estate his accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

Termination due to Disability. If Mr. Dilger is unable to perform the essential functions of his full-time position for more than 180 days in any 12-month period, Clear Channel Outdoor may terminate his employment. If Mr. Dilger’s employment is terminated due to disability, he will receive all accrued and unpaid base salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

Termination by Clear Channel Outdoor for Cause. If Clear Channel Outdoor terminates Mr. Dilger’s employment for Cause, Clear Channel Outdoor will pay to Mr. Dilger his accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans.

Termination by Clear Channel Outdoor without Cause / Non-renewal by Clear Channel Outdoor. If Clear Channel Outdoor terminates Mr. Dilger’s employment without Cause or does not renew the agreement, Clear Channel Outdoor will pay his accrued and unpaid base salary through the termination date, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans. In addition, if Mr. Dilger signs a severance agreement and general release of claims in a form satisfactory to Clear Channel Outdoor, Clear Channel Outdoor will pay Mr. Dilger, in periodic payments in accordance with ordinary payroll practices and deductions, Mr. Dilger’s current base salary for twelve (12) months. Further, Mr. Dilger will be eligible for a pro-rata portion of the annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Mr. Dilger is eligible only if a bonus would have been earned by the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Non-Renewal by Mr. Dilger. If Mr. Dilger gives notice of non-renewal of the agreement, Clear Channel Outdoor will pay his accrued and unpaid base salary through the termination date, and any payments required under applicable employee benefit plans. If the termination date is before the end of the then current employment period, and if Mr. Dilger signs a severance agreement and general release of claims in a form satisfactory to Clear Channel Outdoor, then Clear Channel Outdoor will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Mr. Dilger an amount equal to his pro-rata base salary through the end of the then current employment period.

If Mr. Dilger is in breach of any post-employment obligations or covenants, or if Mr. Dilger is hired or engaged in any capacity by any competitor of Clear Channel Outdoor, in Clear Channel Outdoor’s sole discretion, in any location during any severance pay period, the severance payments described above shall cease.

Under the agreement, “Cause” is defined as Mr. Dilger’s: (1) willful misconduct; (2) non-performance of duties (other than due to disability); (3) failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere to a felony by Mr. Dilger, or other conduct that has or would result in material injury to Clear Channel Outdoor’s reputation; (5) a material breach of his employment agreement; or (6) a significant violation of Clear Channel Outdoor’s written employment and management policies.

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Post-Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those NEOs. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control” without Termination(b)	“Change in Control” with Termination
C. William Eccleshare	Cash payment	$—	$5,253,750	(c)	$2,378,750	(d)	$2,378,750	(d)	$308,219	(e)	$—	$5,253,750	(c)
	Vesting of equity awards(f)	—	$1,815,528		$8,109,867		$8,476,831		$1,815,528		$—	$8,476,831
	TOTAL	$—	$7,069,278		$10,488,617		$10,855,581		$2,123,748		$—	$13,730,581

Brian D. Coleman	Cash payment	$—	$1,755,000	(g)	$—		$—		$—		$—	$1,755,000	(g)
	Vesting of equity awards(f)	—	$5,779,952		$5,433,719		$5,433,719		$—		$—	$5,779,952
	TOTAL	$—	$7,534,952		$5,433,719		$5,433,719		$—		$—	$7,534,952

Scott R. Wells	Cash payment	$—	$3,807,000	(h)	$—		$—		$—		$—	$3,807,000	(h)
	Cash value of benefits(i)	—	$10, 905		$—		$—		$—		$—	$10,905
	Vesting of equity awards(f)	—	$1,702,604		$6,849,896		$6,849,896		$—		$—	$7,216,859
	TOTAL	$—	$5,520,509		$6,849,896		$6,849,896		$—		$—	$11,034,764

Lynn A. Feldman	Cash payment	$—	$1,638,000	(g)	$—		$—		$—		$—	$1,638,000	(g)
	Vesting of equity awards(f)	—	$—		$4,005,044		$4,005,044		$—		$—	$4,216,930
	TOTAL	$—	$1,638,000		$4,005,044		$4,005,044		$—		$—	$5,854,930

Jason A. Dilger	Cash payment	$—	$791,909	(g)	$—		$—		$—		$—	$791,909	(g)
	Vesting of equity awards(f)	—	$—		$1,176,940		$1,176,940		$—		$—	$1,207,558
	TOTAL	$—	$791,909		$1,176,940		$1,176,940		$—		$—	$1,999,467

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2021.

(b)

Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the NEOs that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Represents the sum of (1) 2.3 times Mr. Eccleshare’s base salary at termination and (2) Mr. Eccleshare’s annual bonus based on actual performance for the year ended December 31, 2021.

(d)	Represents Mr. Eccleshare’s annual bonus based on actual performance for the year ended December 31, 2021 pursuant to Mr. Eccleshare’s employment agreement.

(e)

Represents base salary during the 90-day notice period that is required under Mr. Eccleshare’s employment agreement if Clear Channel Outdoor exercises its right to immediately terminate Mr. Eccleshare following his resignation without Good Cause.

(f)

Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective NEOs on December 31, 2021, that are subject to accelerated vesting. This value is based upon the closing price of Clear Channel Outdoor’s common stock on December 31, 2021 of $3.31, but it excludes stock options with an exercise price exceeding the closing price of Clear Channel Outdoor’s common stock on December 31, 2021. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

Notice and Proxy Statement 2022 63

(g)

Represents the sum of (1) 1.0 times the NEO’s base salary at termination and (2) the NEO’s annual bonus based on actual performance for the year ended December 31, 2021 pursuant to the NEO’s employment agreement.

(h)

Represents the sum of (1) 1.5 times Mr. Wells’ base salary at termination, (2) Mr. Wells’ annual bonus based on actual performance for the year ended December 31, 2021 and (3) his annual target bonus for the year ended December 31, 2021, pursuant to Mr. Wells’ employment agreement.

(i)

The values associated with the continued provision of health benefits are based on COBRA premiums for health insurance less the amount Mr. Wells would have paid to continue the same coverage if he remained employed) for the 12 months following termination, pursuant to Mr. Wells’ employment agreement.

64 Notice and Proxy Statement 2022

PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. C. William Eccleshare, our Chief Executive Officer. The rules adopted by the SEC require a registrant to identify its median employee only once every three years if there has been no change to the registrant’s employee population or employee compensation arrangements that would result in a significant change to the pay ratio disclosure. We have had no changes to our employee population or compensation arrangements that would significantly impact our pay ratio disclosure. The employee who was used in the pay ratio calculation for 2019 and 2020 terminated employment with the Company during 2021. As such, we selected a new median employee for 2021 from a group of employees as of December 31, 2019 whose compensation was approximately equal to the median employee. For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $50,547; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $6,234,771.

Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 123 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

1.

There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure. We identified the median employee as of December 31, 2019. The employee who was used in the pay ratio calculation for 2019 and 2020 terminated employment with the company during 2021. As such, we selected a new median employee for 2021 from a group of employees as of December 31, 2019 whose compensation was approximately equal to the median employee.

2.	We determined that, as of December 31, 2019, our employee population consisted of approximately 5,929 individuals working at Clear Channel Outdoor and its consolidated subsidiaries.

3.

Of our employee population as of December 31, 2019, 1,708 were U.S. employees and 4,221 were non-U.S. employees. We excluded employees who are located in the jurisdictions set forth below from the determination of median employee, under the de minimis exception in the SEC rules.

Country	Number of Employees
Estonia, Lithuania and Latvia	24
Ireland	51
Total Excluded Employees	75

In total, the excluded employees represented 1.3% of our combined U.S. and non-U.S. workforce as of December 31, 2019.

4.

For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the twelve-month period ended December 31, 2019.

5.	We gathered our total cash compensation information for the twelve-month period ended December 31, 2019 from payroll records of each of our business units and applied this compensation measure

Notice and Proxy Statement 2022 65

consistently to all our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee. Amounts in foreign currency were converted from local currency to U.S. dollars using the average daily exchange rate of each country’s respective currency to U.S. dollars for the twelve months ended December 31, 2019.

6.

Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $50,547. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2021 are set forth in the table below. Only our independent directors are compensated for serving as directors of Clear Channel Outdoor.

On April 30, 2019, our board of directors approved a director compensation program for independent directors providing for an annual retainer of $75,000 in cash and $150,000 in equity. The equity is in the form of RSUs and is granted annually (beginning in 2019), with vesting prior to the subsequent year’s annual meeting of stockholders. Directors have the option to choose to receive up to 100% of their retainer in RSUs.

Non-independent directors do not receive additional fees for meeting attendance. The Chair of our board of directors (as long as the Chair is not an employee) receives an annual fee of $50,000, the Chair of the Audit Committee receives an annual fee of $25,000, the Chair of the Compensation Committee receives an annual fee of $20,000, and on October 21, 2021, our board of directors approved an increase to the annual fee payable to the Chair of the Nominating and Corporate Governance Committee, resulting in a total annual fee of $15,000. Members of the Audit Committee (other than the Chair) receive an annual fee of $15,000, members of the Compensation Committee (other than the Chair) receive an annual fee of $10,000, and members of the Nominating and Corporate Governance Committee (other than the Chair) receive an annual fee of $7,500.

66 Notice and Proxy Statement 2022

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
John Dionne	$97,500	$150,000	—	$247,500
Lisa Hammitt	$92,500	$150,000	—	$242,500
Andrew Hobson	$100,000	$150,000	—	$250,000
Thomas King	—	$244,999	—	$244,999
Joe Marchese	—	$242,499	—	$242,499
W. Benjamin Moreland	—	$274,998	—	$274,998
Mary Teresa Rainey(b)	$100,799	$150,000	—	$250,799
Jinhy Yoon	—	—	—	—

(a)

Amounts in the Stock Awards and Option Awards columns reflect the full grant date fair value of stock and options awarded under our 2012 Amended and Restated Stock Incentive Plan during 2021, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

In addition, Messrs. King, Marchese and Moreland elected to receive their annual retainer and committee fees in the form of time-based RSUs. Mr. King received 48,223 RSUs, Mr. Marchese received 46,954 RSUs and Mr. Moreland received 63,451 RSUs. Each award vested one-fourth on each of April 1, 2021, July 1, 2021, October 1, 2021 and January 1, 2022.

For the restricted stock unit awards, the grant date fair value is based on the closing price of our common stock on the date of grant.

For further discussion of the assumptions made in valuation, see also Note 14-Stockholders’ Deficit beginning on page 90 of our 2021 Annual Report on Form 10-K.

(b)

The cash fees paid to Ms. Rainey were converted to GBP based on the exchange rate at the time of payment. Amounts shown here have been converted back to USD based on the average 2021 exchange rate of $1=£0.7271.

Notice and Proxy Statement 2022 67

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2021 relating to our equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-Average exercise price of outstanding options, warrants and rights(1)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Plan Category	(A)		(B)	(C)
Equity Compensation Plans approved by security holders(2)	30,054,879	(3)	$5.45	30,479,232
Equity Compensation Plans not approved by security holders	—		—	—
Total	$30,054,879		$5.45	30,479,232

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs or PSUs, which have no exercise price.

(2)

Represents the 2005 Stock Incentive Plan and the 2012 Second Amended and Restated Stock Incentive Plan. The 2005 Stock Incentive Plan automatically terminated (other than with respect to outstanding awards) upon stockholder approval of the 2012 Stock Incentive Plan at our Annual Meeting of Stockholders on May 18, 2012 and, as a result, there are no shares available for grant under the 2005 Stock Incentive Plan.

(3)

This number includes shares subject to outstanding awards granted, of which 4,050,470 shares are subject to outstanding options, 15,044,053 shares are subject to outstanding time-based RSUs and 10,960,356 shares are subject to outstanding PSUs, assuming a maximum level of performance is achieved. 779,188 shares subject to outstanding restricted stock awards have been excluded.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC.

To our knowledge, based solely on review of the reports filed electronically with the SEC and written representations that no other reports were required, during the fiscal year ended December 31, 2021, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, other than one late Form 4 filed by Mr. Jason Dilger reporting the exercise of a stock option and same-day sales of the resulting shares that was filed late due to administrative error.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During 2021, Messrs. King and Marchese and Ms. Hammitt served as the members of our Compensation Committee. There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2021 and as of the date of this proxy statement. During 2021, no member of our Compensation Committee simultaneously served as an executive officer of Clear Channel Outdoor. Except as otherwise described herein, no member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

68 Notice and Proxy Statement 2022

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owners of more than 5% of any class of our voting securities, and which may be required to be reported under the SEC’s disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chair of the Audit Committee to pre-approve such transactions. The Chair of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related party transactions described below in this proxy statement were ratified or approved by the Audit Committee or a special committee of the disinterested directors pursuant to these policies and procedures.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In Connection with the Separation

Following the separation of Clear Channel Outdoor from iHeartMedia, Inc. (“iHeartMedia”) on May 1, 2019 (the “Separation”), Clear Channel Outdoor and iHeartMedia operate separately, each as an independent public company. Prior to the Separation, Clear Channel Outdoor and iHeartMedia entered into several agreements to effect the Separation and provide a framework for Clear Channel Outdoor’s relationship with iHeartMedia after the Separation. These agreements, other than the New Tax Matters Agreement have terminated. The New Tax Matters Agreement allocates the responsibility of the iHeart Group, on the one hand, and the Outdoor Group, on the other hand, for the payment of taxes arising prior and subsequent to, and in connection with, the Separation. The New Tax Matters Agreement continues and remains in full force and effect.

Other Transactions

Mr. Marchese, one of our directors, serves as a partner/co-founder of a company that paid us approximately $321,021 during 2021 for ordinary course outdoor advertising services.

Notice and Proxy Statement 2022 69

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor’s financial reporting and auditing process, and it does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors, and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules. In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s website at www.investor.clearchannel.com.

As set forth in more detail in its charter, the Audit Committee assists the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the independent registered public accounting firm that serves as Clear Channel Outdoor’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the risk management and compliance processes and internal controls over financial reporting and the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions among management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

With respect to Clear Channel Outdoor’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

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On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Andrew Hobson, Chair
John Dionne
Mary Teresa Rainey

Notice and Proxy Statement 2022 71

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by Clear Channel Outdoor with respect to the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(In thousands)	2021	2020
Audit Fees(a)	$5,826	$5,371
Audit-Related Fees(b)	202	77
Tax Fees(c)	2,154	2,501
All Other Fees(d)	8	17
Total Fees for Services	$8,190	$7,966

(a)

Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)

Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)

Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The Chair of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

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PROPOSAL 2: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking our stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. As described above in the Compensation Discussion and Analysis section of this proxy statement, we believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives that are competitive with the various labor markets and industries in which we compete for talent and that align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	align executive performance with stockholder interests.

We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing in this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2022 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

This resolution, commonly referred to as a “say-on-pay” resolution, is advisory, which means that the vote is not binding on Clear Channel Outdoor, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather is related to the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules of the SEC. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation above. Properly submitted proxies will be so voted unless stockholders specify otherwise.

Notice and Proxy Statement 2022 73

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Clear Channel Outdoor for the year ending December 31, 2022.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-laws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. Properly submitted proxies will be so voted unless stockholders specify otherwise.

74 Notice and Proxy Statement 2022

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2023 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than November 23, 2022 and must otherwise comply with the SEC’s rules. Proposals should be sent to: Secretary, Clear Channel Outdoor Holdings, Inc., 4830 North Loop 1604W, Suite 111, San Antonio, Texas 78249.

If you intend to present a proposal at the annual meeting of stockholders in 2023, or if you want to nominate one or more directors at the annual meeting of stockholders in 2023, you must comply with the advance notice provisions of Clear Channel Outdoor’s By-laws. If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means that, for our 2023 annual meeting, our Secretary must receive the notice no earlier than January 4, 2023 and no later than February 3, 2023. You may contact our Secretary at the address set forth above for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must give timely notice thereof in writing to the Secretary at the address set forth above, that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than 60 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means, that for our 2023 annual meeting, our Secretary must receive notice no later than March 5, 2023.

OTHER MATTERS

Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, for a fee of approximately $20,000, plus certain costs and expenses, Innisfree M&A Incorporated may assist Clear Channel Outdoor in soliciting proxies. In addition, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify

Notice and Proxy Statement 2022 75

us by sending a written request to Clear Channel Outdoor Holdings, Inc., Investor Relations, 4830 North Loop 1604W, Suite 111, San Antonio, Texas 78249 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on February 24, 2022 is available free of charge at Clear Channel Outdoor’s website at www.investor.clearchannel.com. A paper copy of the Form 10-K is also are available without charge to stockholders upon written request to: Investor Relations, Clear Channel Outdoor Holdings, Inc., 4830 North Loop 1604W, Suite 111, San Antonio, Texas 78249.

76 Notice and Proxy Statement 2022

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/cco or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/cco

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors
01 - Thomas C. King			02 - W. Benjamin Moreland		03 - Jinhy Yoon
☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	Approval of the advisory (non-binding) resolution on executive compensation	☐	☐	☐

		For	Against	Abstain
3.	Ratification of Ernst & Young LLP as the independent accounting firm for the year ending December 31, 2022	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 P C F

03L9QC

The 2022 Annual Meeting of Stockholders of Clear Channel Outdoor Holdings, Inc.

will be held on Wednesday May 4, 2022, 9:00 A.M. Eastern Time, virtually via the Internet at meetnow.global/MKGDU6F.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2022.

The Proxy Statement and the Annual Report are available at: www.envisionreports.com/cco

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/cco

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

2022 Meeting of Stockholders – May 4, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Scott R. Wells, Brian D. Coleman and Lynn A. Feldman, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Clear Channel Outdoor Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held virtually at 9:00 A.M. Eastern Time on May 4, 2022, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.